Exhibit 99.3

PRO FORMA VALUATION REPORT
SECOND-STEP CONVERSION

Lake Shore Bancorp, Inc. | Dunkirk, New York

Dated as of February 3, 2025

RP FINANCIAL, LC.
Advisory | Planning | Valuation

1311-A Dolley Madison Boulevard
Suite 2A
McLean, Virginia 22101
703.528.1700
rpfinancial.com

PRO FORMA VALUATION REPORT SECOND-STEP CONVERSION Lake Shore Bancorp, Inc.â”,Dunkirk, New York PROPOSED HOLDING COMPANY FOR: Lake Shore Savings Bankâ”,Dunkirk, New York Dated as of February 3, 2025

.

February 3, 2025

Boards of Directors

Lake Shore, MHC

Lake Shore Bancorp, Inc.

Lake Shore Savings Bank

31 East Fourth Street

Dunkirk, New York 14048

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the New York State Department of Financial Services, and applicable regulatory interpretations thereof.

Description of Plan of Conversion and Reorganization

On January 30, 2025, the Boards of Directors of Lake Shore, MHC (the “MHC”) and Lake Shore Bancorp, Inc. (“LSBK”) adopted a plan of conversion and reorganization (the “Plan”) whereby the MHC will convert to stock form. As a result of the conversion, LSBK, which currently owns all of the issued and outstanding common stock of Lake Shore Savings Bank (the “Bank”), will be succeeded by a new Maryland corporation with the name of Lake Shore Bancorp, Inc. (“Lake Shore Bancorp” or the “Company”). Following the conversion, the MHC and LSBK will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Lake Shore Bancorp or the Company, unless otherwise identified as LSBK. As of December 31, 2024, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 63.41% of the common stock (the “MHC Shares”) of LSBK. The remaining 36.59% of LSBK’s common stock is owned by public stockholders. Pursuant to the Plan, the Bank will convert from a federal saving bank into a New York-chartered commercial bank and change its name to Lake Shore Bank.

It is our understanding that Lake Shore Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

February 3, 2025

offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of LSBK will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, LSBK, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the second-step conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2020 through December 31, 2024, a review of various unaudited information and internal financial reports through December 31, 2024, and due diligence related discussions with the Company’s management; Yount, Hyde & Barbour, P.C., the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel and Raymond James & Associates, Inc., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Lake Shore Bancorp operates and have assessed Lake Shore Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Lake Shore Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Lake Shore Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Lake Shore Bancorp. We have analyzed the net assets held by the MHC, which will be consolidated with Lake Shore Bancorp’s balance sheet pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Lake Shore Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies and second-step conversion offerings.

Boards of Directors

February 3, 2025

We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Lake Shore Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Lake Shore Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Lake Shore Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Lake Shore Bancorp. The valuation considers Lake Shore Bancorp only as a going concern and should not be considered as an indication of Lake Shore Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Lake Shore Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Lake Shore Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Lake Shore Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Lake Shore Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.11%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 36.59% to 36.48% and the MHC’s ownership interest was increased from 63.41% to 63.52%.

Valuation Conclusion

It is our opinion that, as of February 3, 2025, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of LSBK – was $78,715,570 at the midpoint, equal to 7,871,557 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $66,908,230 or 6,690,823 shares at the minimum, $90,522,900 or 9,052,290 shares at the maximum and $104,101,350 or 10,410,135 shares at the super maximum.

Boards of Directors

February 3, 2025

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $50,000,000 equal to 5,000,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $42,500,000 or 4,250,000 shares at the minimum, $57,500,000 or 5,750,000 shares at the maximum and $66,125,000 or 6,612,500 shares at the super maximum.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and LSBK have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.3685 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.1632 at the minimum, 1.5738 at the maximum and 1.8098 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Lake Shore Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of LSBK as of December 31, 2024, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of LSBK and the exchange of the public shares for newly issued shares of Lake Shore Bancorp’s common stock as a full public company was determined independently by the Boards of Directors of the MHC and LSBK. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

Boards of Directors

February 3, 2025

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation may be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Lake Shore Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Lake Shore Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIALLC.

William E. Pommerening
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

LAKE SHORE BANCORP, INC.

LAKE SHORE SAVINGS BANK

Dunkirk, New York

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.11
Asset Quality		I.13
Funding Composition and Strategy		I.14
Subsidiaries		I.15
Legal Proceedings		I.15

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.6
Regional Economy		II.8
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.11
Credit Risk		III.14
Summary		III.14

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

LAKE SHORE BANCORP, INC.

LAKE SHORE SAVINGS BANK

Dunkirk, New York

(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.2
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.7
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.8
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.14
	C.	The Acquisition Market	IV.14
	D.	Trading in LSBK’s Stock	IV.16
8.	Management		IV.17
9.	Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments			IV.17
Valuation Approaches			IV.18
1.	Price-to-Earnings (“P/E”)		IV.20
2.	Price-to-Book (“P/B”)		IV.22
3.	Price-to-Assets (“P/A”)		IV.22
Comparison to Recent Offerings			IV.22
Valuation Conclusion			IV.23
Establishment of the Exchange Ratio			IV.24

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

LAKE SHORE BANCORP, INC.

LAKE SHORE SAVINGS BANK

Dunkirk, New York

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic/Economic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Market Area Largest Employers	II.9
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Versus Peer Group	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Lake Shore Savings Bank (“Lake Shore Savings” or the “Bank”), established in 1891, is a federally chartered stock savings bank headquartered in Dunkirk, New York. Lake Shore Savings serves the Western region of northern New York through ten branch offices. The corporate headquarters and four branches are located in Chautauqua County and the remaining six branches are located in Erie County. A map of the Bank’s branch office locations is provided in Exhibit I-1. Lake Shore Savings is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

Lake Shore Bancorp, Inc. (“LSBK”) is the federally chartered mid-tier holding company of the Bank. LSBK owns 100% of the outstanding common stock of the Bank. Since its formation in 2006, LSBK has been engaged primarily in the business of holding the common stock of the Bank. LSBK completed its initial public offering on April 3, 2006, pursuant to which it sold 2,975,625 shares or 45.0% of its outstanding common stock to the public and issued 3,636,875 shares or 55.0% of its common stock outstanding to Lake Shore, MHC (the “MHC”), the mutual holding company parent of LSBK. The MHC and LSBK are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”). At December 31, 2024, LSBK had total consolidated assets of $685.5 million, deposits of $573.0 million and equity of $89.9 million or 13.11% of total assets. LSBK’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

On January 30, 2025, the Board of Directors of the MHC and LSBK adopted a Plan of Conversion and Reorganization (the “Plan”), whereby the MHC will convert to stock form. As a result of the conversion, LSBK, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by Lake Shore Bancorp, Inc. (“Lake Shore Bancorp” or the “Company”), a newly formed Maryland corporation. Following the conversion, the MHC and LSBK will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Lake Shore Bancorp or the Company, unless otherwise identified as LSBK. As of December 31, 2024, the MHC had a majority ownership interest of approximately 63.41% in LSBK and its principal asset consisted of 3,636,875 common stock shares of LSBK (the “MHC Shares”). The remaining 2,098,351 shares or approximately 36.59% of LSBK’s common stock was owned by public shareholders. Pursuant to the Plan, the Bank will convert to a New York chartered commercial bank and change its name to Lake Shore Bank.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

It is our understanding that Lake Shore Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of LSBK will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

Lake Shore Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. In April 2023, Kim C. Liddell was appointed President and Chief Executive Officer of the Bank and its holding companies in order to lead a new management team and facilitate implementation of infrastructure to expeditiously resolve the Consent Order which the Bank entered into with the OCC in February 2023 and to build the community banking franchise. The Consent Order required the Bank to correct certain deficiencies relating to information technology, security, automated clearing house program, audit, management and BSA/AML. In addition, LSBK and the MHC entered into a written agreement with the Federal Reserve Bank of Philadelphia in June 2023 to support the remediation activities at the Bank. As a result of the new management team’s efforts, the Consent Order was terminated by the OCC on December 3, 2024 followed by the termination of the written agreement with the Federal Reserve Bank of Philadelphia on March 4, 2025.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

With the resolution of the Bank’s regulatory issues, the Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Company. Growth strategies are to continue to focus on commercial real estate lending, while also pursuing lending diversification that will continue to consist of 1-4 family, home equity, construction, commercial business and consumer loans. The Bank’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits.

Loans constitute the major portion of the Company’s composition of interest-earning assets, with commercial real estate loans comprising approximately 59% of the Company’s loan portfolio composition. Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy, consisting mostly of municipal bonds and government-sponsored mortgage-backed securities.

Deposits have consistently served as the primary funding source for the Company, supplemented with borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Company’s deposit base. The Company’s utilization of borrowings has been limited to FHLB advances.

Lake Shore Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. Recent trends show that the Company has been experiencing net interest margin compression, which has largely stemmed from interest rate spreads narrowing due to a more significant increase in funding costs relative to the increase in yield earned on interest-earning assets. Revenues derived from sources of non-interest operating income have been maintained at relatively low levels as percent of average assets, which is indicative of the Company’s mortgage-based lending strategy and limited diversification into areas that generate non-interest operating income. Operating expenses have generally trended higher, which provided for some de-leveraging of operating expense ratios prior to 2024. However, lower operating expenses in 2024 reversed the upward trend in the Company’s operating expense ratio during 2024. Over the past five years, credit loss provisions have had a varied impact on the Company’s earnings and non-operating gains and losses have had a limited impact on the Company’s earnings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

A key component of the Company’s business plan is to complete a second-step conversion offering. The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies and management of risk. The capital raised in the second-step stock offering will serve to substantially increase regulatory capital and, thereby, reduce loan concentration levels that will better position the Company to sustain desired loan growth as well as provide more of a cushion against any unforeseen credit quality related losses in future periods. The infusion of stock proceeds will also serve to enhance the Company’s liquidity and reduce interest rate risk, particularly through increasing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the stock offering, which may facilitate a reduction in Lake Shore Bancorp’s funding costs. Lake Shore Bancorp’s strengthened capital position will also better position the Company to pursue expansion opportunities. Such expansion could potentially include establishing or acquiring additional banking offices to gain a market presence in nearby markets that are complementary to the Company’s existing branch network. Given its strengthened capital position, the Company will also be in a better position to pursue growth through an acquisition of a financial institution and/or other financial service providers following the stock offering. The projected uses of proceeds are highlighted below.

•

Lake Shore Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•

Lake Shore Savings. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Lake Shore Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five years. Since yearend 2020 the Company’s assets ranged from a low of $685.5 million at yearend 2024

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Table 1.1

Lake Shore Bancorp, Inc.

Historical Balance Sheet Data

	At December 31,										12/31/20- 12/31/24 Annual. Growth Rate
	2020		2021		2022		2023		2024
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$686,200	100.00%	$713,739	100.00%	$699,914	100.00%	$725,118	100.00%	$685,504	100.00%	-0.03%
Cash and cash equivalents	42,975	6.26%	67,585	9.47%	9,633	1.38%	53,730	7.41%	33,131	4.83%	-6.30%
Investment securities	79,285	11.55%	88,816	12.44%	73,047	10.44%	60,442	8.34%	56,495	8.24%	-8.12%
Loans receivable, net	524,143	76.38%	517,206	72.46%	573,537	81.94%	555,828	76.65%	544,620	79.45%	0.96%
FHLB stock	1,905	0.28%	1,606	0.23%	2,330	0.33%	2,293	0.32%	1,157	0.17%	-11.72%
Bank-owned life insurance	22,461	3.27%	22,877	3.21%	23,218	3.32%	29,355	4.05%	29,340	4.28%	6.91%
Deposits	$560,259	81.65%	$593,184	83.11%	$570,119	81.46%	$590,924	81.49%	$572,978	83.58%	0.56%
Borrowings	29,750	4.34%	21,950	3.08%	37,546	5.36%	35,250	4.86%	10,250	1.50%	-23.39%
Equity	$85,924	12.52%	$87,976	12.33%	$81,184	11.60%	$86,273	11.90%	$89,868	13.11%	1.13%
Tangible equity	85,924	12.52%	87,976	12.33%	81,184	11.60%	86,273	11.90%	89,868	13.11%	1.13%
Loans/Deposits		93.55%		87.19%		100.60%		94.06%		95.05%
Number of Full Service Offices		11		11		11		11		10

(1)	Ratios are as a percent of ending assets.

Sources: Lake Shore Bancorp’s prospectus, audited financial statements, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

to a high of $725.1 million at yearend 2023. Overall, assets decreased at an annual rate of 0.03% over the past four years. Deposit growth trends generally paralleled the fluctuation in asset balances since yearend 2020, with deposits increasing at a 0.56% annual over the past four years and totaling $573.0 million at December 31, 2024. A summary of Lake Shore Bancorp’s key operating ratios for the past two years is presented in Exhibit I-3.

Lake Shore Bancorp’s loans receivable portfolio increased at a 0.96% annual rate from yearend 2020 through yearend 2024, with all of the loan growth occurring during 2022. The Company’s slightly stronger loan growth relative to asset growth provided for a slight increase in the loans-to-assets ratio from 76.38% at yearend 2020 to 79.45% at yearend 2024.

Trends in the Bank’s loan portfolio composition during 2024 show that the concentration of commercial real estate loans increased slightly, equaling 56.75% and 58.73% of total loans at year ends 2023 and 2024, respectively. Similarly, there was little change in the concentration of 1-4 family mortgage loans, equaling 30.80% and 29.52% of total loans at year end 2023 and 2024, respectively. During 2024, the relative concentrations of home equity loans and lines of credit decreased from 9.29% to 8.68% of total loans, commercial business loans decreased from 2.96% to 2.88% of total loans, and consumer loans decreased from 0.20% to 0.18% of total loans.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be primarily invested into liquid funds held as a deposit at the Bank. From yearend 2020 through yearend 2024, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 12.15% of assets at yearend 2022 to a high of 22.14% of assets at yearend 2021. As of December 31, 2024, the Company held investment securities totaling $56.5 million or 8.24% of assets. Municipal bonds totaling $32.3 million comprised the most significant component of the Company’s investment portfolio at December 31, 2024. Other investments held by the Company at December 31, 2023 consisted of mortgage-backed securities ($22.2 million), U.S. Government agencies ($1.9 million), asset-backed securities ($29,000) and equity securities ($73,000). As of December 31, 2024, , the entire investment portfolio was maintained as available for sale and had a net unrealized loss of $12.6 million. As of December 31, 2024, the Company also held $33.1 million of cash and cash equivalents and $1.2 million of FHLB stock.

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I.7

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which covers the lives of certain key employees and non-employee directors of the Company. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2024, the cash surrender value of the Company’s BOLI equaled $29.3 million or 4.28% of assets.

Lake Shore Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2020 through yearend 2024, the Company’s deposits increased at a 0.56% annual rate. Deposit balances fluctuated over the five year period, ranging from a low of 81.46% of assets at yearend 2022 to a higher of 83.58% of assets at yearend 2024. Deposit composition trends during 2024 reflect that the decline in deposit during 2024 was primarily due to a decline in certificates of deposit (“CDs”), which provided for a slight increase in the concentration of transaction and savings accounts comprising total deposits. Transaction and savings account deposits comprised 62.63% of total deposits at December 31, 2023 and 63.76% of total deposits at December 31, 2024.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk, in which the Company’s utilization of borrowings over the past five years has consisted of FHLB advances. For the five year period covered in Table 1.1, borrowings ranged from a peak balance of $37.5 million or 5.36% of assets at yearend 2022 to a low balance of $10.3 million or 1.50% of assets at yearend 2024.

The Company’s equity increased at a 1.13% annual rate from yearend 2020 through yearend 2024, which was largely attributable to retention of earnings being somewhat offset by an increase in treasury stock, payment of cash dividends and the adjustment for accumulated other comprehensive income/loss. Over the five year period, slightly stronger capital growth relative to asset growth provided for an increase in the Company’s equity-to-assets ratio from 12.52% at yearend 2020 to 13.11% at yearend 2024. All of the Company’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2024. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the increase in Lake Shore Bancorp’s pro forma capital position will initially depress its ROE.

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Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the years ended December 31, 2020 through December 31, 2024. During the period covered in Table 1.2, the Company’s reported earnings ranged from a low of $4.6 million or 0.69% of average assets during 2020 to a higher of $6.2million or 0.88% of average assets during 2021. For 2024, the Company reported net income of $4.9 million or 0.70% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income has been a fairly stable supplemental contributor to the Company’s earnings. Credit loss provisions have had a varied earning impact over the past five years, while non-operating gains and losses have had a relatively limited earnings impact over the past five years.

Over the past five years, the Company’s net interest income to average assets ratio ranged from a low of 2.98% during 2024 to a high of 3.49% during 2022. The increase in the Company’s net interest income ratio during 2021 and 2022 was primarily driven by a decrease in the interest expense ratio during 2021 and an increase in the interest income ratio during 2022, which was facilitated by lower funding costs during 2021 and a higher yield earned on interest-earning assets during 2022. Comparatively, the decrease in the net interest income ratio during 2023 and 2024 was due to a more significant increase in the interest expense ratio relative to the interest income ratio, which was attributable to interest rate spread compression resulting from a more significant increase in funding costs relative to the increase in yield earned on interest-earning assets. The Bank’s net interest rate spreads and yields and costs for the past two years are set forth in Exhibits I-3 and I-4.

Non-interest operating income has been a fairly stable contributor to the Company’s earnings over the past five years. For the period shown in Table 1.2, non-interest operating income, including gain on the sale of loans, ranged from a low of $2.4 million or 0.34% of average assets during 2022 to a high of $3.2 million or 0.46% of average assets during 2024. Fees and service charges, debit card fees and income earned on BOLI currently constitute the primary sources of the Company’s non-interest operating revenues.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $15.9 million or 2.41% of average assets during 2020 to a high of $21.8 million or 3.04% of average assets during 2023. For 2024, operating expenses were $20.0

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Table 1.2

Lake Shore Bancorop, Inc.

Historical Income Statements

	For the Year Ended December 31,
	2020		2021		2022		2023		2024
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$24,336	3.68%	$24,659	3.50%	$26,754	3.84%	$33,755	4.70%	$34,804	4.93%
Interest expense	(4,404)	-0.67%	(2,665)	-0.38%	(2,415)	-0.35%	(9,397)	-1.31%	(13,741)	-1.95%

Net interest income	$19,932	3.02%	$21,994	3.12%	$24,339	3.49%	$24,358	3.39%	$21,063	2.98%
Provision for credit losses	(1,625)	-0.25%	(650)	-0.09%	(725)	-0.10%	1,043	0.15%	1,479	0.21%

Net interest income after provisions	$18,307	2.77%	$21,344	3.03%	$23,614	3.39%	$25,401	3.54%	$22,542	3.19%
Other non-interest operating income	$2,222	0.34%	$2,416	0.34%	$2,386	0.34%	$2,734	0.38%	$3,244	0.46%
Gain (loss) on sale of loans	844	0.13%	547	0.08%	(18)	0.00%	—	0.00%	—	0.00%
Operating expense	(15,917)	-2.41%	(17,057)	-2.42%	(19,448)	-2.79%	(21,817)	-3.04%	(19,980)	-2.83%

Net operating income	$5,456	0.83%	$7,250	1.03%	$6,534	0.94%	$6,318	0.88%	$5,806	0.82%
Non-Operating Income/(Losses)
Gain (loss) on interest rate swap	($132)	-0.02%	$199	0.03%	$332	0.05%	($58)	-0.01%	$0	0.00%
Gain (loss) on equity securities	(15)	0.00%	(33)	0.00%	(11)	0.00%	11	0.00%	54	0.01%
Gain (loss) on sale of securities	—	0.00%	—	0.00%	—	0.00%	(59)	-0.01%	—	0.00%
Recovery on previously impaired investments	73	0.01%	59	0.01%	15	0.00%	7	0.00%	6	0.00%

Net non-operating income(losses)	($74)	-0.01%	$225	0.03%	$336	0.05%	($99)	-0.02%	$60	0.01%
Net income before tax	$5,382	0.81%	$7,475	1.06%	$6,870	0.99%	$6,219	0.87%	$5,866	0.83%
Income tax provision	(824)	-0.12%	(1,288)	-0.18%	(1,162)	-0.17%	(1,399)	-0.19%	(935)	-0.13%

Net income (loss)	$4,558	0.69%	$6,187	0.88%	$5,708	0.82%	$4,820	0.67%	$4,931	0.70%
Adjusted Earnings
Net income	$4,558	0.69%	$6,187	0.88%	$5,708	0.82%	$4,820	0.67%	$4,931	0.70%
Add(Deduct): Non-operating income	74	0.01%	(225)	-0.03%	(336)	-0.05%	99	0.01%	(60)	-0.01%
Tax effect (2)	(16)	0.00%	47	0.01%	71	0.01%	(21)	0.00%	13	0.00%

Adjusted earnings	$4,616	0.70%	$6,009	0.85%	$5,443	0.78%	$4,898	0.68%	$4,884	0.69%
Expense Coverage Ratio (3)	1.25x		1.29x		1.25x		1.12x		1.05x
Efficiency Ratio (4)	69.05%		68.36%		72.85%		80.64%		82.27%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a 21.0% effective tax rate.

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Lake Shore Bancorp’s prospectus, audited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

million or 2.83% of average assets. The reduction in the Company’s operating expenses during 2024 was primarily attributable to a reduction in professional services expenses.

Overall, the general trends in the Company’s net interest income ratio and operating expense ratio showed a slight decline in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). Lake Shore Bancorp Bancorp’s expense coverage ratio equaled 1.25 times during 2020, versus a ratio of 1.05 times during 2024. Similarly, Lake Shore Bancorp’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 69.05% during 2020 was more favorable compared to its efficiency ratio of 82.27% during 2024.

During the period covered in Table 1.2, the amount of credit loss provisions recorded by the Company ranged from a credit for credit losses of $1.5 million or 0.21% of average assets during 2024 to a provision for credit losses of $1.6 million or 0.25% of average assets during 2020. As of December 31, 2024, the Company maintained credit loss allowances of $5.1 million, equal to 0.94% of total loans and 134.94% of non-performing loans. Exhibit I-5 sets forth the Company’s credit loss allowance activity during the past two years.

Non-operating gains and losses have had a relatively minor impact on the Company’s earnings during the period covered in Table 1.2, consisting of gains and losses on interest rate swap products, investment securities and equity securities. Over the past five years, non-operating gains and losses ranged from a net non-operating loss of $99,000 or negative 0.02% of average assets during 2023 to net non-operating gains of $336,000 or 0.05% of average assets during 2022. For 2024, the Company reported net non-operating gains of $60,000 or 0.01% of average assets, which consisted of a $54,000 gain on equity securities and a $6,000 recovery on previously impaired investment securities.

The Company’s effective tax rate ranged from 15.31% during 2020 to 22.50% % during 2023 and equaled 15.94% during 2024. As set forth in the prospectus, the Company’s marginal effective tax rate is 21.0%.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

Interest Rate Risk Management

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through underwriting 1-4 family loans to conform to secondary market standards that facilitates the sale of longer term 1-4 family fixed rate loan originations as warranted, maintaining the investment portfolio as available for sale and lending diversification into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of adjustable rate or shorter term fixed rate loans. As of December 31, 2024 of the Company’s total loans due after December 31, 2025, adjustable rate loans comprised 45.37% of those loans (see Exhibit I-6). On the liability side of the balance sheet, management of interest rate risk has been primarily pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits, extending CD maturities through offering attractive rates on certain longer terms CDs and utilizing FHLB advances with initial fixed rate terms extending out to five years.

The Company’s interest rate risk analysis as of December 31, 2024 indicates that in the event of a 200 basis point increase in the United States Treasury yield curve, assuming a parallel and immediate shift across the yield curve over such period, net interest income would decrease by 4.20% over a one year period and economic value of equity would decrease by 11.54% (see Exhibit I-7).

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Lake Shore Bancorp’s lending activities have emphasized origination of mortgage loans collateralized by commercial and residential real estate located in the Company’s primary market area. Other areas of lending diversification by the Company include originations of commercial business loans, home equity loans and lines of credit and consumer loans. Pursuant to the Company’s strategic plan, the Company will continue to pursue a diversified lending strategy based in mortgage lending. Exhibit I-8 provides historical detail of Lake Shore Bancorp’s loan portfolio composition over the past two years and Exhibit I-9 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2024.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

Commercial Real Estate Loans Commercial real estate consist substantially of loans originated by the Company, which are generally collateralized by properties in the Company’s regional lending area. Lake Shore Bancorp will typically originate commercial real estate loans up to a loan-to-value (“LTV”) ratio of 50% to 80% and a minimum debt-coverage ratio of 1.15 times to 1.50 times depending on the type of property being financed, the condition of the property being financed and the strength of the personal guarantees of the owners. Commercial real estate loans are originated as either adjustable rate or fixed rate loans, which generally have terms of five or ten years with amortization terms of up to 25 years. Adjustable rate loans are typically indexed to the prime rate as published in The Wall Street Journal or the FHLB of New York advance rates. Properties securing the commercial real estate loan portfolio include multi-family apartment complexes, office buildings, warehouses, hotels, restaurants, retail properties, mixed-use properties and self-storage units. As of December 31, 2024, the Company’s largest commercial real estate loan had an outstanding balance of $10.6 million, net of participations sold, and was secured by multi-family real estate. This loan was performing in accordance with its original terms at December 31, 2024.

Lake Shore Bancorp also originates loans to finance the construction of commercial real estate and multi-family properties, which are primarily extended to established local developers. Commercial construction loans are interest-only loans, which typically have terms of up to 24 months and may convert to commercial real estate mortgage loan at the end of the construction period. As of December 31, 2024, Lake Shore Bancorp’s outstanding balance of commercial real estate loans totaled $321.0 million equal to 58.74% of total loans outstanding and included $21.8 million of commercial real estate construction loans and commercial loans secured by land.

1-4 Family Residential Real Estate Loans. Lake Shore Bancorp offers both fixed rate and ARM 1-4 family permanent mortgage loans with terms of up to 30 years. Loans are generally underwritten to secondary market guidelines, so as to provide the Company with the flexibility to sell the loans into the secondary market for purposes of managing interest rate risk. The Bank’s current practice is to sell loans on a servicing retained basis. ARM loans offered by the Company have initial repricing terms of one, five or seven years and then reprice annually for the balance of the loan term. ARM loans will reprice based upon a specific U.S. Treasury index. For originations of 1-4 family loans on non-owner-occupied properties that the borrower holds for investment, the loans typically have a fixed rate term of up to 25 years and a LTV ratio of up to 75%.

The Company’s 1-4 family lending activities include origination of construction-to-permanent loans for the purpose of construction of primary and secondary residences.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

Residential construction loans are originated as interest-only loans during the construction phase, which is typically up to twelve months. Residential construction loans are generally originated up to a LTV ratio of 80% of the estimated completed value at the end of the project. As of December 31, 2024, the Company’s outstanding balance of 1-4 family residential real estate loans totaled $161.3 million equal to 29.52% of total loans outstanding.

Home Equity Loans and Lines of Credit. The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity lines of credit are generally originated for terms of up to 30 years with a 15-year draw period followed by a 15-year payback period. Home equity lines of credit are indexed to the prime rate as published in The Wall Street Journal. The Bank will originate home equity lines of credit up to a maximum LTV ratio of 90%, inclusive of other liens on the property. As of December 31, 2024, the Company’s outstanding balance of home equity loans and lines of credit totaled $47.5 million equal to 8.68% of total loans outstanding.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to small businesses operating in the local market area. Commercial business loans offered by the Bank consist of lines of credit and fixed rate term loans for terms that generally do not exceed five years. Whenever possible, the Company seeks to collateralize commercial business loans with a first lien on general business assets and a specific lien on the equipment being purchased and requires personal guarantees from principals of the borrower. As of December 31, 2024, the Company’s outstanding balance of commercial business loans totaled $15.7 million equal to 2.88% of total loans outstanding.

Consumer Loans. Consumer lending other than home equity loans and lines of credit consists primarily of personal loans and overdraft lines of credit, with the balance of the portfolio consisting of loans secured by CDs, vehicle loans and other types of installment loans. As of December 31, 2024, the Company held $991,000 of consumer loans equal to 0.18% of total loans outstanding.

Asset Quality

The Company experienced a slight increase in non-performing assets during 2024, which was primarily due to an increase in non-performing home equity loans and lines of credit. During 2024, Lake Shore Bancorp’s balance of non-performing assets increased from $3.4 million or 0.47% of assets at December 31, 2023 to $3.8 million or 0.55% of assets at December 31, 2024. As shown in Exhibit I-10, non-performing assets at December 31, 2024 consisted of $3.8 million of non-accruing loans. Non-accruing loans held by the Company at December 31, 2024 were concentrated in 1-4 family permanent mortgage loans and commercial real estate loans with balances of $1.9 million and $1.2 million, respectively.

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I.14

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed on a regular basis by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2024, the Company maintained credit loss allowances of $5.1 million, equal to 0.94% of total loans outstanding and 134.94% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and, as of December 31, 2024, deposits accounted for 98.24% of Lake Shore Bancorp’s combined balance of deposits and borrowings. Exhibit I-11 sets forth the Company’s deposit composition for the past two years. Transaction and savings account deposits constituted 63.76% of total deposits at December 31, 2024, as compared to 62.63% of total deposits at December 31, 2023. As of December 31, 2024, money market account deposits comprised the largest concentration of the Bank’s core deposits equaling 40.94% of transaction and savings account deposits.

The balance of the Company’s deposits consists of CDs, which equaled 36.24% of total deposits at December 31, 2024 compared to 37.37% of total deposits at December 31, 2023. Lake Shore Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $207.7 million at December 31, 2024 and $182.0 million or 87.62% of the CDs were scheduled to mature in one year or less. Exhibit I-12 sets forth the maturity schedule of the Bank’s CDs as of December 31, 2024. As of December 31, 2024, jumbo CDs (CD accounts with balances of $250,000 or more) amounted to $33.9 million or 16.34% of total CDs. The Company did not hold any brokered CDs at December 31, 2024.

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I.15

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. FHLB advances have been the only source of borrowings utilized by the Company over the past five years. The Company maintained $10.3 million of fixed rate term FHLB advances at December 31, 2024, which were schedule to mature within the next three years and had a weighted average interest rate of 3.73%.

Subsidiaries

The Company’s only subsidiary is Lake Shore Savings. Lake Shore Savings has no subsidiaries.

Legal Proceedings

At December 31, 2024, Lake Shore Bancorp was not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by the Company’s management to be immaterial to the Company’s financial condition, results of operations and cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Lake Shore Bancorp serves the western region of northern New York through its corporate headquarters, administrative offices and eleven branch offices. Five branches are located in Chautauqua County and the remaining six branches are located in Erie County. The Company also maintains its corporate headquarters and administrative offices in Chautauqua County. Exhibit II-1 provides information on the Company’s office properties.

The Company’s market area is bounded by Lake Erie to the west and Canada to the north and includes the city of Buffalo, which is the second largest metropolitan area in New York by population. With operations in a metropolitan area, the Company’s competitive environment includes a significant number of commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations and number of branches. These institutions also have greater resources at their disposal than the Company. The Company’s market area has a highly developed economy, with a relatively high concentration of skilled workers.

Future growth opportunities for Lake Shore Bancorp depend on the future growth and stability of the national and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. Activity in both the manufacturing and service sectors contracted in April 2024, with respective readings of 49.2 and 49.4. Job growth cooled in April, as the U.S. economy added 175,000 jobs and the April unemployment rate increased to 3.9%. Flat retail sales for April further signaled a slowing pace of economic activity. Existing and new home sales for April showed respective declines of 1.9% and 4.7%, as high mortgage rates and home prices continued to stall the market for home buyers. Manufacturing sector activity contracted in May with an index reading of 48.7, versus service sector activity for May accelerating with an index reading of 53.8. Job growth was stronger-than-expected in May with

RP® Financial, LC.	MARKET AREA
II.2

the U.S. economy adding 272,000 jobs in May, while the U.S. unemployment rate for May ticked up to 4.0%. May existing home sales showed another decline of 0.7%, while new home sales for May showed a more significant decline of 11.3%. Manufacturing activity contracted for a third straight month in June with an index reading of 48.5. Likewise, June service sector activity contracted with an index reading of 48.8. June’s employment report showed solid job growth with the U.S. economy adding 206,000 jobs, although an increase in the national unemployment rate to 4.1% provided an indication that the labor market was gradually slowing down. Retail sales for June were flat. Existing and new home sales for June showed respective declines of 5.4% and 0.6%, as higher mortgage rates and prices continued to depress sales. Second quarter GDP increased at a 2.8% annualized rate.

July 2024 manufacturing activity contracted for a fourth consecutive month with an index reading of 46.8, while service sector activity for July rebounded to an index reading of 51.4. Job growth slowed in July, as the U.S. economy added 114,000 jobs and the unemployment rate increased to 4.3%. Existing and new home sales for July increased 1.3% and 10.6%, respectively, as a drop in mortgage rates helped to boost demand for home purchases. July retail sales showed a robust increase of 1.3%. Reports for the manufacturing and service sectors reflected a pick-up in activity during August, with respective index readings of 47.2 and 51.5. The U.S. economy added 142,000 jobs in August, which was less than expected, and the August unemployment rate fell to 4.2%. August existing home sales slipped 2.5%, as home prices remained elevated amid limited inventory of houses listed for sale. Similarly, new home sales for August declined by 4.7%. Manufacturing activity remained subdued in September, contracting for the sixth consecutive month with an index reading of 47.2. Comparatively, September service sector activity accelerated with an index reading of 54.9. Hiring picked-up in September as the U.S. economy added 250,000 jobs, while the September unemployment rate dipped to 4.1%. Retail sales for September increased 0.4%. September existing home sales fell 3.5%, versus a 4.1% increase in September new home sales. Third quarter GDP increased at a 2.8% annualized rate (subsequently revised up to 3.1%).

October 2024 manufacturing activity slowed to an index reading of 46.5, while service sector activity for October accelerated to an index reading of 56.0. The unemployment report for October showed the U.S. economy added only 12,000 jobs and the unemployment rate held steady at 4.1%. Retail sales for October were up 0.4%. A short-lived drop in mortgage rates contributed to a 3.4% increase in October existing home sales, which was counter to the 17.3% decline in October new home sales. Manufacturing activity contracted for an eighth straight

RP® Financial, LC.	MARKET AREA
II.3

month in November with an index reading of 48.4, while November serviced sector eased to an index reading of 52.1. The U.S. economy added 227,000 jobs in November and the November unemployment rate ticked up to 4.2%. Retail sales for November increased 0.7%. Existing home sales increased for a second consecutive month in November with an increase of 4.5%, while November new home sales rose 5.9%. Manufacturing activity for December picked up slightly with an index reading of 49.3 and service sector activity for December accelerated to an index reading of 54.1. Stronger-than-expected job growth was recorded for December, as the U.S. economy added 256,000 jobs and the December unemployment rate fell to 4.1%. December existing home sales were up 2.2%, while existing home sales for 2024 in total were the lowest since 1995. New home sales for December increased 3.6%. Fourth quarter GDP increases at a 2.3% annual rate, which was less than expected.

In terms of interest rates trends over the past few quarters, Treasury yields started out the second quarter of 2024 trending higher as investors pulled back on expectations that the Federal Reserve would cut rates multiple times in 2024 in view of data showing a resilient economy and a 3.5% increase in the March CPI indicating hotter-than-expected inflation. With the Federal Reserve Chairman signaling that rate cuts may not occur in 2024 due to stronger-than-anticipated inflation, the 10-year Treasury yield hit a five-month high of 4.66% in mid-April and then stabilized through the balance of April. The Federal Reserve concluded its policy meeting on May 1st by holding its benchmark federal funds rate steady and indicated it was more likely to keep interest rates at their current level for longer than to raise them again, which translated into long-term Treasury yields pulling back at the beginning of May. Milder inflation indicated by a 3.4% increase in the April CPI, along with signs of a cooling economy, served to push long-term Treasury yields lower through mid-May. Long-term Treasury yields edged higher in the second half of May, as minutes from the Federal Reserve’s most recent policy meeting reflected concerns about persistent inflation which cast more doubts on when the Federal Reserve might start to cut interest rates. Signs of cooling inflation, including May’s CPI showing a 3.3% increase from a year ago and no change from April, facilitated a decline in long-term Treasury yields during the first half of June. Long-term Treasury yields stabilized in the second half of June following the Federal Reserve’s policy meeting, in which the Federal Reserve held its benchmark rate steady and indicated there would be no more than two rate cuts in 2024.

RP® Financial, LC.	MARKET AREA
II.4

An increase in the June unemployment rate translated into long-term Treasury yields edging lower in early-July 2024. Signs of cooling inflation, such as June’s CPI showing a 3.0% increase from a year ago and a 0.1% decline from May, helped to sustain the downward trend in long-term Treasury yields through mid-July. Long-term Treasury yields stabilized going into late-July and then edged lower in the last week of July. The Federal Reserve concluded its end of July policy meeting holding its benchmark rate steady, while signaling the possibility of an interest rate cut at their September meeting that would be facilitated by continued progress in fighting inflation. Treasury yields tumbled at the beginning of August on worries of an economic slowdown, as investors reacted to employment and manufacturing data showing a weakening economy. The 10-year Treasury yield stabilized at slightly below 4.0% through the balance of August, with inflation falling below 3.0% for the first time since 2021 based on a 2.9% increase in July’s CPI. Signs of a weakening labor market, along with the August CPI posting an increase of 2.5%, provided for a downward trend in long-term Treasury yields through mid-September with the 10-year Treasury yield dipping to a low of 3.62%. After the Federal Reserve’s September policy meeting concluded with a 0.5% cut to its target rate, the 10-year Treasury yield edged higher through the end of September.

The upward trend in long-term Treasury yields continued through early-October 2024, with the 10-year Treasury yield moving above 4.0% as September’s employment report showed stronger-than-expected job growth. A 2.4% increase in September’s CPI, which indicated a slight easing in inflation, translated into long-term Treasury yields stabilizing through mid-October. Long-term Treasury yields resumed an upward trend in the second half of October and through the early-November election results. The Federal Reserve concluded its November policy meeting approving a quarter-point rate cut on November 7th, but signaled a little more uncertainty over how quickly it would continue to lower rates. After long-term Treasury yields initially eased lower following the rate cut, the 10-year Treasury yield moved back above 4.4% in mid-November as the 2.6% increase in October’s CPI indicated that consumer prices edged up in October. Donald Trump’s pick for U.S. Treasury Secretary spurred a rally in Treasury bonds in late-November through the first week of December, with the 10-year Treasury yield dipping below 4.2% following the release of November’s employment report. November’s CPI showing an uptick in inflation and a stronger-than-expected increase in November retail sales translated into long-term Treasury yields trending higher through mid-December. Following the Federal Reserve’s December 18th quarter-point rate cut, the 10-year Treasury yield spiked above 4.5% and then stabilized at that level for the balance of 2024 as the Federal Reserve signaled a more cautious approach to future interest rate cuts.

RP® Financial, LC.	MARKET AREA
II.5

Long-term Treasury yields moved higher at the start of 2025, as better-than-expected economic data fanned fears that inflation would remain stubbornly high and reduced expectations of further rate cuts by the Federal Reserve. December’s CPI report showing core inflation slowed sparked a bond market rally, with the 10-year Treasury yield declining from a mid-January peak of 4.80% to a late-January low of 4.52%. The Federal Reserve concluded its late-January meeting holding interest rates steady and indicated it was in a monitoring phase on when to cut rates again. Going into the first week of February, long-term Treasury yields stabilized ahead of the release of January’s unemployment report. As of February 3, 2025, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 4.20% and 4.54%, respectively, versus comparable year ago yields of 4.81% and 4.03%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in January 2025, GDP was projected to increase 2.0% in 2025 and then remain at a 2.0% annual growth rate in 2026. The U.S. unemployment rate was forecasted to equal 4.3% in December 2025 and then decrease to 4.2% in June 2026. An average of 134,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 3.89% in December 2025 and then decrease to 3.72% in June 2026. On average, the economists forecasted that the 10-year Treasury yield would equal 4.40% in December 2025 and then decrease to 4.31% in June 2026.

The January 2025 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2025 existing home sales to increase by 5.3% from 2024 sales, while 2025 new home sales were forecasted to increase by 11.2% from sales in 2024. The 2025 median sale prices for existing and new homes were forecasted to increase by 1.5% and 0.5%, respectively. Total mortgage production was forecasted to increase in 2025 to $2.052 trillion, compared to $1.779 trillion in 2024. The forecasted increase in 2025 originations was based on an 8.1% increase in purchase volume and a 34.4% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.392 trillion in 2025, versus refinancing volume totaling $660 billion. Housing starts for 2025 were projected to increase by 2.4% to total 1.398 million.

RP® Financial, LC.	MARKET AREA
II.6

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Lake Shore Bancorp. Demographic data for Chautauqua and Erie Counties, as well as for New York and the U.S., is provided in Table 2.1.

Table 2.1

Lake Shore Bancorp, Inc.

Summary Demographic/Economic Data

	Year			Growth Rate
	2020	2025	2030	2020-2025	2025-2030
				(%)	(%)
Population (000)
USA	331,449	337,644	345,736	0.4%	0.5%
New York	20,201	19,390	19,307	-0.8%	-0.1%
Chautauqua County, NY	128	124	123	-0.6%	-0.2%
Erie County, NY	954	944	946	-0.2%	0.0%
Households (000)
USA	126,818	129,687	133,187	0.4%	0.5%
New York	7,715	7,424	7,411	-0.8%	0.0%
Chautauqua County, NY	53	52	52	-0.3%	-0.1%
Erie County, NY	404	401	403	-0.1%	0.1%
Median Household Income ($)
USA	NA	78,770	85,719	NA	1.7%
New York	NA	82,657	87,298	NA	1.1%
Chautauqua County, NY	NA	58,566	63,810	NA	1.7%
Erie County, NY	NA	72,166	78,315	NA	1.6%
Per Capita Income ($)
USA	NA	44,561	48,539	NA	1.7%
New York	NA	49,128	51,865	NA	1.1%
Chautauqua County, NY	NA	33,993	37,665	NA	2.1%
Erie County, NY	NA	43,049	47,104	NA	1.8%

2025 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	17.3	26.5	25.2	18.1	12.8
New York	16.4	26.2	25.1	18.9	13.4
Chautauqua County, NY	16.1	24.2	22.5	21.2	16.0
Erie County, NY	16.1	25.8	24.2	19.6	14.3

2025 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	15.1	17.3	28.2	39.3
New York	17.0	15.6	25.4	42.0
Chautauqua County, NY	21.3	22.9	28.7	27.1
Erie County, NY	17.8	18.1	28.9	35.2

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA
II.7

Population and household data indicate that the market area served by the Company’s branches is a mix of rural, suburban and urban markets. Chautauqua County, which is westernmost county in the state of New York maintained a population of 124,000 as of 2025. Comparatively, Erie County, which is the adjacent county to the northeast of Chautauqua County and includes the city of Buffalo, maintained a population of 944,000 as of 2025. From 2020 to 2025, Chautauqua County’s population decreased at an annual rate of 0.6% and Erie County’s population decreased at an annual rate of 0.2%. Comparatively, over the past five years, the U.S. recorded an annual population growth rate of 0.4% and New York’s population decreased at an annual rate of 0.8%.

Over the past five years, household growth trends paralleled population growth trends with Chautauqua County, Erie County and New York recording a decline in households at annual rates of 0.3%, 0.1% and 0.8%, respectively, versus U.S. households increasing at a 0.4% annual rate. For the next five years, Chautauqua County is projected to continue to experience shrinkage in population and households but at slower rates, versus projected slight increases in population and households for Erie County. Comparatively, over the next five years, New York’s population and households are projected to remain fairly stable and the comparable U.S. growth rates are projected to show slightly stronger growth.

Income measures show that Chautauqua County’s more rural characteristics also translated into lower median household and per capita income measures in comparison to Erie County. Household and per capita income measures for both counties were lower than the comparable U.S. and New York measures, although Erie County’s income measures were more closely aligned with the U.S. measures. Projected income growth rates for both of the primary market area counties are projected to be similar or slightly stronger in comparison to the U.S. growth rates and exceed the comparable projected growth rates for New York. Household income distribution measures provide another indication of the relative affluence of Erie County, which maintained a comparatively higher percentage of households with incomes above $100,000 at 35.2% versus 27.1% for Chautauqua County. Comparatively, U.S. and New York households with incomes above equaled 39.3% and 42.0% respectively. Age distribution measures reflect that Chautauqua County and Erie County have slightly older populations relative to the New York and U.S. age distribution measures.

RP® Financial, LC.	MARKET AREA
II.8

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in education/healthcare/social services followed by services were the largest and second largest employment sectors in both of the primary market area counties, as well as New York. Wholesale/retail trade jobs were the third largest employment sector Erie County and New York, while manufacturing jobs accounted for the third largest employment sector for Chautauqua County. Manufacturing and wholesale/retail trade jobs were the fourth largest employment sectors for Erie County and Chautauqua County, respectively. The finance/insurance/real estate sector was also a noteworthy source of employment in Erie County. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

Table 2.2

Lake Shore Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	New York	Chautauqua County	Erie County
	(%)	(%)	(%)
Services	26.0%	19.1%	23.3%
Education,Healthcare, Soc. Serv.	28.8%	30.9%	28.3%
Government	4.6%	5.5%	4.6%
Wholesale/Retail Trade	11.9%	13.3%	13.3%
Finance/Insurance/Real Estate	8.0%	2.4%	8.8%
Manufacturing	5.8%	15.3%	10.2%
Construction	5.7%	5.4%	5.0%
Information	2.9%	1.6%	1.4%
Transportation/Utility	5.8%	4.4%	4.8%
Agriculture	0.5%	2.1%	0.3%

	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence.

The western region of northern New York served by the Company has historically been stable, with a diversified base of employers and employment sectors. The primary market area includes several hospitals, a medical school and a major cancer research and treatment facility, along with several colleges and universities, community colleges and various vocational and technical schools. Table 2.3 lists the major employers in Company’s primary market area.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.3

Lake Shore Bancorp, Inc.

Market Area Largest Employers

Company/Institution	Employees	Industry

Buffalo Area
State of New York	22,032	State Government
Federal Executive Board	10,492	Federal Government
Kaleida Health	9,343	Healthcare
M&T Bank	7,656	Banking/Financial Services
Catholic Health	7,600	Healthcare

Chautauqua County
Carriage House Companies Inc.	900	Manufacturing (private label foods)
SUNY College At Fredonia	750	Higher Education
Cliffstar Corporation	700	Canned Fruits & Specialties (beverages)
SKF Aeroengine North America	699	Manufacturing (jet aircraft)
Lutheran Social Services	475	Nonprofit Healthcare/Social Assistance

Sources: Buffalo Business First and www.shovelready.com.

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and New York, are shown in Table 2.4. The December 2024 unemployment rates for Chautauqua and Erie Counties equaled 4.2% and 3.9%, respectively, versus comparable unemployment rates of 4.1% and 3.8% for New York and the U.S., respectively. In contrast to the U.S., December 2024 unemployment rates for Chautauqua and Erie Counties and New York were slightly lower from their respective year ago unemployment rates.

Table 2.4

Lake Shore Bancorp, Inc.

Unemployment Trends

	Unemployment Rate
Region	Dec. 2023	Dec. 2024	Change
USA	3.5%	3.8%	0.3%
New York	4.4%	4.1%	-0.3%
Chautauqua County, NY	5.0%	4.2%	-0.8%
Erie County, NY	4.4%	3.9%	-0.5%

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA
II.10

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Chautauqua and Erie Counties and, in particular, the areas that are nearby to one of Lake Shore Bancorp’s branches. Table 2.5 displays deposit market trends from June 30, 2019 through June 30, 2024 for all commercial bank and savings institution branches located in the market area counties, as well as for New York. In comparison to Erie County and New York, commercial banks did not maintain as a dominant of a market share relative to savings institutions in Chautauqua County. Overall, from June 30, 2019 to June 30, 2024, bank and thrift deposits increased in both of the primary market area counties, but at lower rates compared to the state of New York.

Table 2.5

Lake Shore Bancorp, Inc.

Deposit Summary

	As of June 30,						Deposit Growth Rate 2019-2024
	2019			2024
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars in Millions)						(%)
New York	$1,744,697	100.0%	4,796	$2,438,020	100.0%	4,086	6.9%
Commercial Banks	$1,637,947	93.9%	4,113	$2,337,694	95.9%	3,618	7.4%
Savings Institutions	$67,956	3.9%	675	$47,732	2.0%	460	-6.8%
Other (1)	$38,795	2.2%	8	$52,594	2.2%	8	6.3%
Chautauqua County, NY	$1,677	100.0%	40	$2,169	100.0%	34	5.3%
Commercial Banks	$1,184	70.6%	29	$1,522	70.2%	23	5.2%
Savings Institutions	$494	29.4%	11	$647	29.8%	11	5.6%
Lake Shore Bancorp, Inc.	$249	14.8%	5	$330	15.2%	5	5.8%
Erie County, NY	$43,285	100.0%	220	$57,995	100.0%	196	6.0%
Commercial Banks	$41,675	96.3%	194	$55,914	96.4%	174	6.1%
Savings Institutions	$1,610	3.7%	26	$2,081	3.6%	22	5.3%
Lake Shore Bancorp, Inc.	$215	0.5%	6	$264	0.5%	6	4.2%

(1)	Insured U.S. branch of a foreign chartered institution.

Source: S&P Global Market Intelligence.

The Company maintains its largest balance and market share of deposits in Chautauqua County, where the Company maintains its corporate headquarters and five branch locations. Based on June 30, 2024 deposit data, Lake Shore Bancorp’s $330 million of deposits provided for a 15.2% market share of bank and thrift deposits in Chautauqua County. The Company held $264 million of deposits in Erie County, which translated into a 0.5% deposit market share. During the five-year period covered in Table 2.5, Winchester Savings maintained its deposit market share in Erie County and gained deposit market share in Chautauqua County.

RP® Financial, LC.	MARKET AREA
II.11

Competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Lake Shore Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts, banks and credit unions, as well as regional and super regional banks. Table 2.6 lists the Company’s largest bank and thrift competitors in the market area counties, based on deposit market share.

Table 2.6

Lake Shore Bancorp, Inc.

Market Area Deposit Competitors

As of June 30, 2024

Location	Name	Market Share	Rank
Chautauqua County	Comnty Finl System Inc (NY)	25.80%
	M&T Bank Corp (NY)	20.53%
	Lake Shore Bancorp (NY)	15.23%	3 out of 8
	KeyCorp (OH)	15.17%
	Northwest Bancshares, Inc (OH)	14.60%
Erie County	M&T Bank Corp (NY)	64.29%
	KeyCorp (OH)	10.32%
	HSBC Holdings plc	6.56%
	Bank of America Corporation (NC)	4.89%
	Citizens Financial Group Inc (RI)	3.75%
	Lake Shore Bancorp (NY)	0.46%	11 out of 18

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Lake Shore Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Lake Shore Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Lake Shore Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 44 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Lake Shore Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Lake Shore Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

•

Screen #1 Mid-Atlantic and New England institutions with assets $425 million and $1.750 billion, tangible equity-to-assets ratios of greater than 7.5% and positive reported and/or core earnings. Five companies met the criteria for Screen #1 and all five were included in the Peer Group: BV Financial, Inc. of Maryland, ECB Bancorp, Inc. of Massachusetts, Magyar Bancorp, Inc. of New Jersey, PB Bankshares, Inc. of Pennsylvania and Provident Bancorp, Inc. of Massachusetts. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic and New England thrifts.

•

Screen #2 Midwest, Southeast and Southwest institutions with assets between $425 million and 1.750 billion, tangible equity-to-assets ratios of greater than 7.5% and positive reported and/or core earnings. Five companies met the criteria for Screen #2 and all five were included in the Peer Group: Affinity Bancshares, Inc. of Georgia, Central Plains Bancshares, Inc. of Nebraska, Home Federal Bancorp, Inc. of Louisiana, IF Bancorp, Inc. of Illinois and Texas Community Bancshares, Inc. of Texas. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest, Southeast and Southwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Lake Shore Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Lake Shore Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Lake Shore Bancorp’s characteristics is detailed below.

•

Affinity Bancshares, Inc. of Georgia. Comparable due to completed second-step conversion in 2021, similar asset size, similar interest-earning asset composition, similar return on average assets, lending diversification emphasis on commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

RP® Financial, LC.	Peer Group Analysis
Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of December 31, 2024 or the Most Recent Date Available

									As of
									February 3, 2025
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets		Offices	Stock Price	Market Value
						($Mil)			($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$867		3	$18.25	$117
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$912		14	$15.10	$172
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$482	(1)	9	$14.78	$61
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,358	(1)	3	$13.69	$126
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$608		11	$12.70	$39
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$885		8	$24.14	$78
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,008		7	$14.16	$92
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$453	(1)	6	$15.10	$36
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,593		7	$11.84	$198
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$446	(1)	7	$15.70	$46

(1)	As of September 30, 2024.

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•

BV Financial, Inc. of Maryland. Comparable due to completed second-step conversion in 2023, similar asset size, similar interest-earning asset composition, lending diversification emphasis on commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

•

Central Plains Bancshares, Inc. of Nebraska. Comparable due to similar size of branch network, similar interest-earning asset composition, similar interest-bearing funding composition, similar return on average assets and similar ratio of non-performing assets as a percent of assets.

•	ECB Bancorp, Inc. of Massachusetts. Comparable due to similar interest-earning asset composition and similar concentration of 1-4 family loans as a percent of total assets.

•

Home Federal Bancorp, Inc. of Louisiana. Comparable due to completed second-step conversion in 2010, similar asset size, similar size of branch network, similar concentration of 1-4 family loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

•

IF Bancorp, Inc. of Illinois. Comparable due to similar asset size, similar size of branch network, similar interest-bearing funding composition and lending diversification emphasis on commercial real estate loans.

•

Magyar Bancorp, Inc. of New Jersey. Comparable due to completed second-step conversion in 2021, similar interest-earning asset composition, similar interest-bearing funding composition, similar net interest income to average assets ratio and lending diversification emphasis on commercial real estate loans.

•	PB Bankshares, Inc. of Pennsylvania. Comparable due to lending diversification emphasis on commercial real estate loans.

•

Provident Bancorp, Inc. of Massachusetts. Comparable due to completed second-step conversion in 2019, similar interest-earning asset composition, similar interest-bearing funding composition, similar earnings contribution from sources of non-interest operating income, similar operating expense to average assets ratio and similar concentration of commercial real estate loans as a percent of assets.

•

Texas Community Bancshares, Inc. of Texas. Comparable due to similar earnings contribution from sources of non-interest operating income, similar operating expense to average assets ratio, similar concentration of 1-4 family loans as a percent of assets, lending diversification emphasis on commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

In aggregate, the Peer Group companies maintained a similar level of tangible equity compared to the industry average (12.64% of assets versus 12.93% for all public companies), generated higher earnings as a percent of average assets (0.60% core ROAA versus 0.43% for all public companies) and earned a higher ROE (4.74% core ROE versus 3.24% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below and above the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$6,191		$861
Market capitalization ($Mil)	$572		$96
Tangible equity/assets (%)	12.93%		12.64%
Core return on average assets (%)	0.43		0.60
Core return on average equity (%)	3.24		4.74
Pricing Ratios (Averages)(1)
Core price/earnings (x)	16.57	x	19.37	x
Price/tangible book (%)	94.76%		87.89%
Price/assets (%)	11.08		11.06

(1)	Based on market prices as of February 3, 2025.

Ideally, the Peer Group companies would be comparable to Lake Shore Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Lake Shore Bancorp, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Lake Shore Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2024, unless indicated otherwise for the Peer Group companies. Lake Shore Bancorp’s equity-to-assets ratio of 13.11% approximated the Peer Group’s average net worth ratio of 13.09%. The Company’s pro forma capital position will increase with the addition of stock proceeds, which will provide the Company with an equity-to-assets ratio that is higher than the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 13.11% and 12.64%, respectively. The increase in Lake Shore Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Lake Shore Bancorp’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	Peer Group Analysis
Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2024

				Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
				Cash & Equival.	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash Invests	Loans	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk-Based	Risk-Based Capital
Lake Shore Bancorp, Inc.			NY
December 31, 2024				4.83%	8.41%	4.28%	79.45%	83.58%	1.50%	0.00%	13.11%	0.00%	13.11%	-5.46%	-22.05%	-2.02%	-3.04%	-70.92%	3.63%	3.63%	13.83%	NA	NA
All Non-MHC Public Thrifts
Averages				7.03%	12.42%	1.75%	74.52%	75.44%	9.94%	0.34%	13.47%	0.65%	12.93%	3.35%	0.69%	5.32%	7.46%	-18.21%	3.97%	4.80%	11.15%	15.12%	16.55%
Medians				4.70%	12.99%	1.51%	75.88%	77.06%	9.57%	0.00%	11.82%	0.04%	11.07%	0.96%	-3.16%	2.68%	3.55%	-20.47%	2.22%	2.87%	9.96%	13.06%	15.23%
Comparable Group
Averages				5.79%	11.40%	1.80%	77.65%	78.48%	7.38%	0.00%	13.09%	0.45%	12.64%	3.21%	-3.60%	4.76%	4.34%	-10.50%	13.27%	13.51%	11.90%	15.62%	16.78%
Medians				4.74%	9.34%	1.85%	79.54%	78.02%	6.13%	0.00%	12.02%	0.00%	12.00%	2.90%	-8.10%	7.08%	1.67%	-6.40%	2.76%	3.19%	11.02%	14.57%	15.66%
Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	4.78%	8.07%	1.90%	81.40%	77.70%	6.79%	0.00%	14.90%	2.10%	12.80%	2.79%	-19.41%	8.40%	-0.14%	39.51%	6.25%	7.55%	12.01%	12.96%	14.12%
BVFL	BV Financial, Inc.		MD	7.73%	4.93%	2.20%	79.98%	71.45%	5.47%	0.00%	21.44%	1.67%	19.77%	3.00%	-3.44%	4.74%	2.74%	29.86%	-1.79%	-1.84%	19.83%	24.24%	25.49%
CPBI	Central Plains Bancshares, Inc.	(2)	NE	2.05%	12.56%	NA	81.58%	81.28%	0.00%	0.00%	16.93%	0.00%	16.93%	6.19%	-8.49%	8.80%	-3.75%	0.00%	112.12%	112.12%	13.77%	16.51%	17.76%
ECBK	ECB Bancorp, Inc.	(2)	MA	8.82%	6.72%	1.09%	82.16%	69.54%	17.23%	0.00%	12.23%	0.00%	12.23%	11.88%	12.98%	11.79%	16.22%	4.46%	0.32%	0.32%	10.47%	15.56%	16.58%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	3.22%	15.74%	1.13%	75.51%	89.93%	0.66%	0.00%	8.87%	0.67%	8.21%	-7.10%	-1.94%	-8.88%	-6.36%	-74.86%	2.55%	3.40%	8.94%	13.23%	14.37%
IROQ	IF Bancorp, Inc.		IL	0.67%	21.30%	1.71%	73.17%	77.06%	13.27%	0.00%	8.58%	0.00%	8.58%	-2.81%	-7.71%	-0.90%	0.60%	-20.90%	2.98%	2.98%	9.57%	NA	NA
MGYR	Magyar Bancorp, Inc.		NJ	3.26%	9.96%	2.01%	79.10%	84.18%	3.02%	0.00%	11.07%	0.00%	11.07%	10.00%	-11.10%	10.65%	11.17%	5.65%	4.82%	4.82%	11.20%	14.57%	15.66%
PBBK	PB Bankshares, Inc.	(2)	PA	12.04%	8.71%	1.85%	75.99%	78.35%	10.16%	0.00%	10.53%	0.00%	10.53%	10.67%	36.07%	5.77%	15.75%	-12.80%	2.38%	2.38%	9.60%	12.25%	13.50%
PVBC	Provident Bancorp, Inc.		MA	10.62%	1.78%	2.89%	81.94%	82.16%	3.04%	0.00%	14.50%	0.00%	14.50%	-4.62%	-21.91%	-1.18%	-1.67%	-55.52%	4.14%	4.14%	12.74%	NA	NA
TCBS	Texas Community Bancshares, Inc.	(2)	TX	4.70%	24.16%	1.42%	65.68%	73.16%	14.17%	0.00%	11.82%	0.04%	11.78%	2.13%	-11.07%	8.45%	8.81%	-20.39%	-1.02%	-0.77%	10.84%	NA	NA

(1)	Includes loans held for sale.
(2)	As of September 30, 2024.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both Lake Shore Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 79.45% was slightly higher than the comparable Peer Group ratio of 77.65%. Comparatively, the Company’s cash and investments-to-assets ratio of 13.24% was lower than the comparable Peer Group ratio of 17.19%. Overall, Lake Shore Bancorp’s interest-earning assets amounted to 92.69% of assets, which was slightly less than the comparable Peer Group ratio of 94.84%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.80% of assets and goodwill/intangibles equal to 0.45% of assets, while the Company maintained BOLI equal to 4.28% of assets and a zero balance of goodwill/intangibles.

Lake Shore Bancorp’s funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 83.58% of assets, which was above the Peer Group’s ratio of 78.48%. Comparatively, the Company maintained a lower borrowings-to-assets ratio of 1.50%, versus a borrowings-to-assets ratio of 7.38% for the Peer Group. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 85.08% and 85.86%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, based on IEA/IBL ratios of 108.94% and 110.46%, respectively. The additional capital realized from stock proceeds should serve to provide Lake Shore Bancorp with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Lake Shore Bancorp’s and the Peer Group’s growth rates are based on growth rates for twelve months ended December 31, 2024, unless indicated otherwise for the Peer Group companies. Lake Shore Bancorp recorded a 5.46% decrease in assets, versus asset growth of 3.21% recorded by the Peer Group. Asset shrinkage for Lake Shore Bancorp included a 2.02% decrease in loans and a 22.05% decrease in cash and investments. Asset growth for the Peer Group included a 4.76% increase in loans, which was partially offset by a 3.60% decrease in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Lake Shore Bancorp’s assets shrinkage funded a 3.04% decrease in deposits and a 70.92% decrease in borrowings. Asset growth for the Peer Group was funded through deposit growth of 4.34%, which also funded a 10.50% decrease in borrowings. The Company’s tangible capital growth rate equaled 3.63%, versus a 13.51% tangible capital growth rate for the Peer Group. The Peer Group’s comparatively higher tangible capital growth rate includes the increase in equity realized by Central Plain Bancshares, Inc. from its standard conversion stock offering, which was completed in October 2023. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additionally, implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2024, unless indicated otherwise for the Peer Group companies. Lake Shore Bancorp and the Peer Group reported net income to average assets ratios of 0.70% and 0.50%, respectively. Higher ratios for net interest income, non-interest operating income and non-operating income and a lower ratio for credit loss provisions represented earnings advantages for the Company, while a lower ratio for operating expenses was an earnings advantage for the Peer Group.

The Company’s higher net interest income to average assets ratio was realized through a lower interest expense ratio, which was facilitated by a lower cost of interest-bearing liabilities (2.68% versus 3.09% for the Peer Group). Likewise, the Peer Group’s higher interest income ratio was facilitated by a slightly higher yield earned on interest-earning assets (5.36% versus 5.30% for the Company), as well as maintaining a higher ratio of interest-earning assets as a percent of assets. Overall, Lake Shore Bancorp and the Peer Group reported net interest income to average assets ratios of 2.98% and 2.88%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.83% and 2.43%, respectively. The Company’s higher operating expense ratio was consistent with maintaining a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $7.067 million for the Company, versus $10.116 million for the Peer Group.

RP® Financial, LC.	Peer Group Analysis
Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2024 or the Most Recent 12 Months Available

					Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
				Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
				(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Lake Shore Bancorp, Inc.			NY
December 31, 2024				0.70%	4.93%	1.95%	2.98%	-0.21%	3.19%	0.00%	0.46%	2.83%	0.01%	0.00%	0.13%	5.30%	2.68%	2.62%	$7,067	15.94%
All Non-MHC Public Thrifts
Averages				0.27%	5.05%	2.22%	2.83%	0.09%	2.64%	0.08%	0.40%	2.70%	-0.15%	0.00%	0.17%	5.30%	3.01%	2.31%	$10,637	25.46%
Medians				0.41%	4.95%	2.18%	2.60%	0.04%	2.54%	0.00%	0.30%	2.54%	0.00%	0.00%	0.13%	5.19%	2.97%	2.15%	$9,026	23.75%
Comparable Group
Averages				0.50%	5.15%	2.26%	2.88%	0.01%	2.87%	0.02%	0.33%	2.43%	-0.12%	0.00%	0.16%	5.36%	3.09%	2.28%	$10,116	23.08%
Medians				0.49%	5.10%	2.23%	2.88%	0.02%	2.89%	0.00%	0.27%	2.47%	0.00%	0.00%	0.12%	5.26%	3.24%	2.33%	$8,793	22.49%
Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	0.62%	5.50%	2.16%	3.34%	0.03%	3.32%	0.00%	0.26%	2.56%	-0.19%	0.00%	0.18%	5.83%	3.22%	2.61%	$9,983	22.07%
BVFL	BV Financial, Inc.		MD	1.32%	5.24%	1.29%	3.95%	-0.04%	3.99%	0.00%	0.26%	2.41%	0.02%	0.00%	0.53%	5.67%	1.80%	3.87%	$7,966	28.54%
CPBI	Central Plains Bancshares, Inc.	(2)	NE	0.80%	5.04%	1.64%	3.40%	0.04%	3.36%	0.04%	0.56%	2.99%	0.00%	0.00%	0.17%	5.17%	2.50%	2.67%	$6,788	17.76%
ECBK	ECB Bancorp, Inc.	(2)	MA	0.26%	4.94%	3.08%	1.86%	0.06%	1.80%	0.01%	0.08%	1.56%	0.00%	0.00%	0.09%	4.95%	3.79%	1.16%	$20,885	25.70%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	0.52%	4.90%	2.10%	2.80%	-0.02%	2.82%	0.04%	0.28%	2.54%	0.00%	0.00%	0.09%	5.21%	3.47%	1.74%	$8,057	14.11%
IROQ	IF Bancorp, Inc.		IL	0.33%	4.85%	2.77%	2.08%	-0.07%	2.15%	0.04%	0.53%	2.26%	-0.01%	0.00%	0.11%	4.84%	3.30%	1.54%	$8,272	25.50%
MGYR	Magyar Bancorp, Inc.		NJ	0.86%	5.24%	2.28%	2.96%	0.00%	2.95%	0.07%	0.20%	2.04%	0.00%	0.00%	0.36%	5.50%	3.15%	2.35%	$10,121	29.41%
PBBK	PB Bankshares, Inc.	(2)	PA	0.34%	5.17%	2.67%	2.50%	0.02%	2.49%	0.00%	0.18%	2.25%	0.01%	0.00%	0.10%	5.30%	3.26%	2.04%	$12,824	22.12%
PVBC	Provident Bancorp, Inc.		MA	0.46%	5.67%	2.47%	3.20%	0.06%	3.15%	0.00%	0.46%	2.92%	0.00%	0.00%	0.13%	6.05%	3.59%	2.46%	$9,313	22.49%
TCBS	Texas Community Bancshares, Inc.	(2)	TX	-0.48%	4.92%	2.18%	2.73%	0.08%	2.65%	0.00%	0.46%	2.75%	-1.00%	0.00%	-0.14%	5.12%	2.80%	2.32%	$6,955	NM

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	For the twelve months ended September 30, 2024.
Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were slightly less favorable than the Peer Group’s earnings. Expense coverage ratios for Lake Shore Bancorp and the Peer Group equaled 1.05x and 1.19x, respectively.

Sources of non-interest operating income provided a slightly larger contribution to the Company’s earnings, with such income amounting to 0.46% and 0.35% of Lake Shore Bancorp’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Lake Shore Bancorp’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 82.27% was less favorable than the Peer Group’s efficiency ratio of 75.23%.

Credit loss provisions were an earnings advantage for the Company, as Lake Shore Bancorp recorded a credit to loss provisions equal to 0.21% of average assets. Comparatively, the Peer Group recorded a provision for credit losses equal to 0.01% of average assets.

Net non-operating gains and losses equaled net gains of 0.01% of average assets for the Company, versus a net nonoperating loss of 0.12% of average assets for the Peer Group. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

The Company recorded an effective tax rate of 15.94% compared to an effective tax rate of 23.08% for the Peer Group. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 21.0%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the Peer Group, the Company’s loan portfolio composition reflected a higher combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (33.54% of assets versus 30.50% for the Peer Group), as the Company’s higher concentration of 1-4 family loans more than offset the Peer Group’s higher concentration of mortgage-backed securities. Loan servicing intangibles constituted a similar balance sheet item for the Company and the Peer Group, equal to $177,000 and an average of 210,000 for the Company and the Peer Group, respectively.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group. The Peer Group’s loan portfolio composition reflected higher concentrations of commercial real estate loans (29.19% of assets versus 27.77% of assets for the Company), commercial business loans (11.44% of assets versus 2.29% of assets for the Company), construction/land loans (5.14% of assets versus 3.26% of assets for the Company), and consumer loans (2.15% of assets versus 0.14% of assets for the Company), while the Company maintained a higher concentration of multi-family loans (15.97% of assets versus 7.42% of assets for the Peer Group). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 49.43% and 55.34% of the Company’s and the Peer Group’s assets, respectively.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Lake Shore Bancorp’s interest rate risk characteristics implied a similar degree of interest rate risk exposure relative to the comparable measures for the Peer Group. In particular, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly higher and lower than the respective Peer Group ratios, while the Company’s ratio of non-interest earning assets as a percent of assets was higher than the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Lake Shore Bancorp

RP® Financial, LC.	Peer Group Analysis
Page III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2024

				Portfolio Composition as a Percent of Assets
				MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Servicing Assets
				(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Lake Shore Bancorp, Inc.			NY
December 31, 2024				3.25%	30.29%	3.26%	15.97%	27.77%	2.29%	0.14%	NA	$177
All Non-MHC Public Thrifts
Averages				8.24%	24.79%	6.35%	13.59%	19.52%	8.42%	1.70%	71.77%	$30,755
Medians				7.84%	23.65%	3.89%	7.20%	15.62%	5.46%	0.22%	79.46%	$130
Comparable Group
Averages				7.72%	22.78%	5.14%	7.42%	29.19%	11.44%	2.15%	72.55%	$210
Medians				4.89%	24.50%	4.63%	5.69%	29.34%	7.49%	0.50%	69.10%	$0
Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	1.82%	6.08%	7.35%	0.53%	35.98%	16.95%	13.61%	78.67%	$0
BVFL	BV Financial, Inc.		MD	2.12%	24.35%	2.66%	2.72%	42.29%	2.05%	1.92%	65.65%	$0
CPBI	Central Plains Bancshares, Inc.	(1)	NE	10.90%	24.66%	5.73%	7.20%	30.16%	11.39%	3.66%	74.57%	$385
ECBK	ECB Bancorp, Inc.	(1)	MA	3.66%	33.85%	7.43%	24.07%	16.39%	1.07%	0.01%	69.10%	$0
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	15.32%	33.17%	4.84%	5.16%	24.12%	8.35%	0.22%	63.00%	$0
IROQ	IF Bancorp, Inc.		IL	18.30%	21.23%	4.42%	14.61%	22.32%	10.64%	0.78%	NA	$1,478
MGYR	Magyar Bancorp, Inc.		NJ	6.12%	26.84%	2.31%	7.16%	38.45%	2.38%	0.22%	66.23%	$0
PBBK	PB Bankshares, Inc.	(1)	PA	0.46%	23.40%	1.70%	6.23%	39.15%	6.63%	0.00%	NA	$0
PVBC	Provident Bancorp, Inc.		MA	0.54%	2.18%	2.60%	4.18%	28.52%	50.94%	0.00%	90.64%	$0
TCBS	Texas Community Bancshares, Inc.	(1)	TX	17.97%	32.08%	12.37%	2.35%	14.55%	4.00%	1.04%	NA	$239

(1)	As of September 30, 2024.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	Peer Group Analysis
Page III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2024 or the Most Recent Date Available

				Balance Sheet Measures
				Tangible Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income

							12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
				(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Lake Shore Bancorp, Inc.			NY
December 31, 2024				13.1%	108.9%	7.3%	2	13	5	-22	-38	8
All Non-MHC Public Thrifts
Average				13.0%	109.6%	6.0%	1	5	3	-7	-3	-7
Median				11.1%	108.0%	6.4%	0	5	3	-6	-7	-8
Comparable Group
Average				12.6%	110.7%	5.2%	5	8	9	-12	-6	-3
Median				12.0%	110.0%	5.5%	2	10	6	-9	-4	-5
Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	12.8%	111.6%	5.7%	4	-13	32	2	-5	20
BVFL	BV Financial, Inc.		MD	19.8%	120.4%	7.4%	-13	18	39	-35	15	5
CPBI	Central Plains Bancshares, Inc.	(1)	NE	16.9%	118.3%	3.8%	0	2	1	8	14	15
ECBK	ECB Bancorp, Inc.	(1)	MA	12.2%	112.6%	2.3%	0	4	-1	-6	-12	-14
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	8.2%	104.3%	5.5%	16	9	3	-27	-22	-5
IROQ	IF Bancorp, Inc.		IL	8.6%	105.3%	4.9%	9	16	13	-10	-17	-6
MGYR	Magyar Bancorp, Inc.		NJ	11.1%	105.9%	7.7%	7	10	-10	-18	-3	-7
PBBK	PB Bankshares, Inc.	(1)	PA	10.5%	109.3%	3.3%	0	5	10	-27	-27	-25
PVBC	Provident Bancorp, Inc.		MA	14.5%	110.7%	5.7%	23	12	-11	-7	1	-25
TCBS	Texas Community Bancshares, Inc.	(1)	TX	11.8%	108.3%	5.5%	0	10	17	-3	1	15

NA=Change is greater than 100 basis points during the quarter.

(1)	As of September 30, 2024.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a slightly greater degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Lake Shore Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be similar to the Peer Group’s credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.71% and 0.90%, respectively, versus comparable measures of 0.75% and 0.87% for the Peer Group. It should be noted that the measures for non-performing assets and non-performing loans include performing loans that are classified as troubled debt restructurings, which accounted for slightly more than 22% of the Company’s non-performing assets at December 31, 2024. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 104.73% and 202.69%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.94% for the Company, versus 1.16% for the Peer Group. Net loan charge-offs were a slightly larger factor for the Peer Group, as net loan charge-offs for the Company were nominal versus 0.03% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	Peer Group Analysis
Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2024

				REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (2)	Rsrves/ Loans HFI	Rsrves/ NPLs (2)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (3)		NLCs/ Loans
				(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Lake Shore Bancorp, Inc.			NY
December 31, 2024				0.00%	0.71%	0.90%	0.94%	104.73%	104.73%		$22	0.00%
All Non-MHC Public Thrifts
Averages				0.03%	0.44%	0.74%	1.04%	237.13%	229.93%		$27,347	0.09%
Medians				0.00%	0.25%	0.37%	1.00%	201.73%	235.79%		$109	0.01%
Comparable Group
Averages				0.04%	0.75%	0.87%	1.16%	202.69%	205.35%		$195	0.03%
Medians				0.00%	0.46%	0.57%	1.14%	173.59%	173.60%		$55	0.02%
Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	0.00%	0.59%	0.71%	1.19%	167.77%	167.77%		$650	0.10%
BVFL	BV Financial, Inc.		MD	0.02%	0.54%	0.64%	1.16%	179.41%	173.60%	-$	315	-0.04%
CPBI	Central Plains Bancshares, Inc.	(4)	NE	0.00%	0.85%	0.93%	1.46%	156.69%	143.78%	-$	27	0.00%
ECBK	ECB Bancorp, Inc.	(4)	MA	0.00%	0.14%	0.17%	0.78%	454.19%	454.19%		$4	0.00%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	0.00%	0.38%	0.50%	1.02%	204.70%	204.70%		$202	0.04%
IROQ	IF Bancorp, Inc.		IL	0.00%	0.07%	0.09%	1.12%	NM	NM	-$	42	-0.01%
MGYR	Magyar Bancorp, Inc.		NJ	0.25%	0.29%	0.04%	0.98%	NM	273.33%	-$	170	-0.02%
PBBK	PB Bankshares, Inc.	(4)	PA	0.00%	0.36%	0.46%	1.25%	270.90%	270.90%		$105	0.06%
PVBC	Provident Bancorp, Inc.		MA	0.00%	3.66%	4.39%	1.59%	36.20%	36.20%		$1,371	0.10%
TCBS	Texas Community Bancshares, Inc.	(4)	TX	0.11%	0.59%	0.72%	1.09%	151.62%	123.69%		$168	0.05%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.
(4)	As of September 30, 2024.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Lake Shore Bancorp’s operations and financial condition; (2) monitor Lake Shore Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and LSBK’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If during the second-conversion process material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Lake Shore Bancorp’s value or Lake Shore Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a slightly higher concentration of loans and a slightly lower concentration of cash and investments. Diversification into higher risk and higher yielding types of loans was more significant for the Peer Group, while the Company maintained a higher concentration of 1-4 family loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a slightly lower yield earned on interest-earning assets. Lake Shore Bancorp’s funding composition reflected a higher level of deposits and a lower level of borrowings relative to the comparable Peer Group measures, which translated into a lower cost of funds for the Company. Overall, as a percent of assets, the Company maintained a slightly lower level of interest-earning assets and a similar level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a slightly lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be more comparable to or exceed the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were similar to the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and as a percent of loans. Net loan charge-offs as a percent of loans were slightly higher for the Peer Group. Overall, RP Financial concluded that credit quality was a neural factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (13.24% of assets versus 17.19% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the second-step offering will be initially deployed into cash and investments. The Company was viewed as having slightly greater future borrowing capacity relative to the Peer Group, based on the higher level of borrowings currently funding the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were approximately the same for the Company and the Peer Group. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a slightly higher tangible equity-to-assets ratio than the Peer Group. Following the stock offering, Lake Shore Bancorp’s pro forma tangible capital position will further exceed the Peer Group’s tangible equity-to-assets ratio. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

On balance, Lake Shore Bancorp’s balance sheet strength was considered to be slightly more favorable than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company’s reported earnings were higher than the Peer Group’s on a ROAA basis (0.70% of average assets versus 0.03% for the Peer Group). The Company’s higher return was realized through higher ratios for net interest income, non-interest operating income and non-operating income and lower ratios for credit loss provisions and effective tax rate. The Peer Group maintained an earnings advantage with respect to a lower operating expense ratio. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of the stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be slightly more favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and credit loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company maintained a higher net interest income ratio, a higher operating expense ratio and a higher level of non-interest operating income. The Company’s more favorable net interest income ratio and less favorable operating expense ratio translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.05x versus 1.19x for the Peer Group). Likewise, the Company’s efficiency ratio of 82.27% was less favorable than the Peer Group’s efficiency ratio of 75.23%. Credit loss provisions had a larger negative impact on the Peer Group’s earnings, as the Company recorded a credit to loss provisions. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain slightly less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a slightly greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios were similar for the Company and the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that exceed the Peer Group’s ratios and perhaps provide greater stability in the quarterly net interest margin. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a larger negative factor in the Peer Group’s earnings (0.01% of average assets versus recovery of 0.21% of average assets for the Company). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Peer Group. The Company’s credit quality measures generally implied a similar degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to facilitate continuation of a higher net interest margin for the Company going forward based on the current prevailing interest rate environment. The reinvestment of the net proceeds will add to the Company’s net interest income, which will be somewhat negated by expenses associated with the new stock benefit plans. Second, the infusion of stock proceeds will provide the Company with greater growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s lower operating expense ratio was viewed as an advantage to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is slightly higher than the Peer Group’s core ROE. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will likely be lower than the Peer Group’s core ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Lake Shore Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s earnings strength and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.	Asset Growth

Comparative annual asset growth rates for the Company and the Peer Group showed a decrease of 5.46% and an increase of 3.21%, respectively. Asset shrinkage for the Company consisted of loans and cash and investments, while asset growth for the Peer Group was driven by loan growth and partially offset by a decline in cash and investments. Overall, the Company’s historical asset growth was viewed as less favorable than the Peer Group’s historical asset growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be higher than the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the western region of northern New York, the markets served by the Company include a mix of rural, suburban and urban communities. The Company maintains a branch presence in Chautauqua County and Erie County. Chautauqua County, where the Company maintains its main office, has a relatively small population base and is somewhat rural in nature, while Erie County has a much larger population and includes the city of Buffalo. Both of the primary market area counties experienced a decline in population during the past five years. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Lake Shore Bancorp.

Based on a comparison of the counties where the Company and the Peer Group maintain their main offices, the Peer Group companies operate in markets which in general have larger populations than Chautauqua County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were stronger than Chautauqua County’s historical and projected population growth rates which showed a declining population base. Chautauqua County has a per capita income, which is less than the Peer Group’s average and median per capita income measures and the Peer Group’s primary market area counties were relatively more affluent markets within their respective states compared to Chautauqua County which had a comparatively lower per capita income as a percent of New York’s per capita income (69.2% versus 98.1% for the Peer Group average). The average and median deposit market shares maintained by the Peer Group companies were less than the Company’s market share of deposits in Chautauqua County. Overall, the degree of competition faced by the Peer Group companies was viewed to be

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

greater than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be more favorable than the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was lower than the unemployment rate reflected for Chautauqua County. On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Lake Shore Bancorp, Inc. and the Peer Group Companies(1)

	County	December 2024 Unemployment
Lake Shore Bancorp, Inc. - NY	Chautauqua	4.2%
Peer Group Average		3.7%
Affinity Bancshares, Inc. – GA	Newton	4.3%
BV Financial, Inc. - MD	Baltimore	2.7
Central Plain Bancshares, Inc. – NE	Hall	3.2
ECB Bancorp, Inc. – MA	Middlesex	3.7
Home Federal Bancorp, Inc. - LA	Caddo	4.3
IF Bancorp, Inc. - IL	Iroquois	3.9
Magyar Bancorp, Inc. – NJ	Middlesex	3.9
PB Bankshares, Inc. - PA	Chester	2.4
Provident Bancorp, Inc. – MA	Essex	4.3
Texas Community Bancshares, Inc. – TX	Wood	4.1

(1)	Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

5.	Dividends

Lake Shore Bancorp has historically paid a quarterly dividend to its minority shareholders, in which the most recent dividend of $0.18 per share was declared on January 27, 2025. Lake Shore Bancorp has not stated a dividend policy with respect to paying cash dividends following the second-step conversion. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Four out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.02% to 4.09%. The average dividend yield on the stocks of the Peer Group institutions was 0.85% as of February 3, 2025. Comparatively, as of February 3, 2025, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.45%.

Overall, following the second-step conversion, the Company’s capacity to pay dividends is viewed to be comparable to the Peer Group’s capacity to pay dividends based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $35.7 million to $198.1 million as of February 3, 2025, with average and median market values of $96.3 million and $84.8 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.6 million to 17.8 million, with average and median shares outstanding equal to 6.7 million and 5.3 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the middle to upper half of the Peer Group’s range of market values and shares outstanding. Following the second-step conversion, the Company’s stock will continue to be traded on the NASDAQ Global Market. Overall, we anticipate that the Company’s stock will have a fairly comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Lake Shore Bancorp: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in New York; and (D) the market for the public stock of LSBK. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for publicly-traded thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of February 3, 2025.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. After closing out the first quarter on an upswing, stocks retreated at the start of the second quarter of 2024 as strong economic data prompted investors to dial back bets on the Federal Reserve cutting rates in 2024. A higher-than-expected increase in the March CPI and mounting tensions between Iran and Israel deepened the selloff in the boarder stock market in mid-April. The NASDAQ posted a weekly decline of 5.5% in the third week of April, its worst performance since 2022. Stocks see-sawed in last two weeks of April and then closed sharply lower at the end of April, with the major U.S. stock indexes posting their worst month of the year as investors considered that the Federal Reserve’s campaign to end inflation was going to take longer than anticipated. Tech and bank stocks were among the sectors that led a stock market rebound at the start of May, which was triggered by the Federal Reserve’s comments at the conclusion of its policy meeting on May 1st that it was more likely to lower interest rates than raise them again. Renewed hopes for interest rate cuts later in 2024 following April’s employment report showing weaker-than-expected job growth served to extend the stock market rally through the beginning of the second week of May. Some healthy corporate earnings reports and cooling economic data sustained the stock market rally through mid-May, with all three of the major U.S. stock indexes posting record highs. While renewed inflation fears and rising Treasury yields pressured stocks lower at the end of May, all three major U.S. stock indexes logged monthly gains for May. Technology shares led the NASDAQ and S&P 500 to more record highs through mid-June, as economic data suggested that the economy was slowing but at a gradual pace and without any signs of serious deterioration. Divergent trading patterns were evident in the S&P 500 and NASDAQ relative to the Dow Jones Industrial Average (“DJIA”) in the closing weeks of the second quarter, which was driven by a bumpy market in the trading prices of large technology stocks. The second quarter ended with stocks trading lower, which was in general a strong first half of the year for stocks.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

The NASDAQ and S&P 500 started the third quarter of 2024 posting a string of new record high closings, which was fueled by a jump in Tesla’s stock price and growing confidence that the Federal Reserve was on track to potentially begin cutting rates in September in light of June’s employment report showing an uptick in the unemployment rate. All three of the U.S. major stock indexes notched record highs in mid-July, which was followed by investors rotating out of technology shares and into laggards such as financials, industrials and small-cap companies. The selloff in tech stocks was fueled by growing fears that shares of chip manufactures would face more U.S. trade restrictions and, in turn, reduce the potential for artificial intelligence investments paying off, with the rotation out of tech stocks continuing into late-July. Stocks closed out July swinging higher after the Federal Reserve held interest rates steady and signaled the central bank was prepared to cut interest rates in September if inflation continued to move lower. A lackluster jobs report for July and data showing weakness in manufacturing and construction sparked a broad-based selloff at the beginning of August, as fears of slowing growth rattled markets worldwide. Data showing cooling inflation and a favorable report for retail sales in July contributed to stocks rebounding in mid-August, with the S&P 500 and NASDAQ logging eight consecutive days of gains that extended into the second half of August. Strong signals from the Federal Reserve Chairman that interest rate cuts were coming soon spurred a stock market rally heading into the last week of August, with the DJIA closing at a record high. A volatile month of trading concluded with all three of the major U.S. stock indexes posting gains for the month of August. Data showing continued weakness in the manufacturing sector and a softening labor market pressured stocks lower in the first week of September. Stocks rebounded in the second week of September, as investors weighed the possibility that the Federal Reserve would kick off its rate easing campaign with a 0.5% rate-cut amid signs of a softening economy and the CPI for August showing a slower pace of inflation. The Federal Reserve’s 0.5% rate cut sparked a global stock market rally heading into the final weeks of the third quarter, which was followed by a narrow trading range to close out a generally strong third quarter for U.S. stocks. Overall, stock market trends saw investors gravitating into value stocks during the third quarter, in which industrials, utilities and financials outperformed the technology sector.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

Stocks traded mixed at the start of the fourth quarter of 2024, as investors weighed the prospect of a widening war in the Middle East and higher oil prices against stronger-than-expected job growth reported for September. The DJIA and S&P 500 climbed to fresh record highs heading into mid-October, with some large banks starting the third quarter earnings season posting earnings that beat expectations. Mixed earnings reports pulled the DJIA and S&P 500 down off of record highs in the second half of October, while advances in tech shares led the NASDAQ to a record high close heading into late-October. Stocks closed out October trading lower, which was led by a downturn in tech shares as some big tech companies posted disappointing earnings. The weaker than expected jobs report for October translated into stock market gains at the start of November. A broad-based rally pushed stocks higher on Election Day, which was followed by Donald Trump’s election victory powering major U.S. stock indexes to record highs. Following the Federal Reserve’s November 7th rate cut, investor optimism of tax cuts and reduced regulation under a unified Republican government sustained the stock market rally heading into mid-November. The generally positive trend for stocks continued through the second half of November, with U.S. stocks posting their biggest monthly gains for 2024. A batch of better-than-expected earnings posted by some technology companies boosted all three of the major U.S. stock indexes to record highs in early-December, which included the DJIA closing above 45000 for the first time. Following November’s employment report stocks traded mixed heading into mid-December, as the Dow retreated slightly while a rally in AI stocks led the NASDAQ to a record high close above the 20000 mark. Stocks plummeted following the Federal Reserve’s rate cut on December 18th, as investors reacted to the Federal Reserve’s statement signaling greater doubts about future interest rate cuts. A less-than-expected increase in a measure of inflation favored by the Federal Reserve sparked a stock market rally heading into the final trading days of 2024, which was followed by the major U.S. stock indexes declining in a year end selloff led by a pullback in technology stocks. Overall, the DJIA closed at 42544.22 on the last day of trading in 2024, an increase of 12.9% for 2024, while the S&P 500 and the NASDAQ Composite ended 2024 with respective increases of 23.3% and 28.6%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

The broader stock market was somewhat trendless at the start of 2025, which was followed by a sharp selloff with the release of the stronger-than-expected December jobs report dampening expectations of further interest rate cuts by the Federal Reserve. Stocks spiked higher in mid-January, as investors cheered December’s CPI report that indicated underlying price pressures were easing. A strong start to the fourth quarter earnings season and President Trump’s support for tax cuts and deregulation helped the DJIA and S&P post new highs for 2025 going into late-January. Technology shares plunged in late-January after the emergence of a Chinese company posed a new threat to the U.S. artificial industry, while the broader stock market closed out January trading in narrow range. Stocks edged lower at the start of February, after President Trump placed new tariffs on China and agreed to delay imposing tariffs on Mexico and Canada. On February 3, 2025, the DJIA closed at 44421.91, an increase of 15.7% from one year ago and an increase of 4.4% year-to-date, and the NASDAQ closed at 19391.96, an increase of 24.3% from one year ago and an increase of 0.4% year-to-date. The S&P 500 Index closed at 5994.57 on February 3, 2025, an increase of 21.3% from one year ago and an increase of 1.9% year-to-date.

The market for financial shares has also generally experienced an upward trend in recent quarters. Inflation worries and growing doubts about the Federal Reserve cutting rates in 2024 pressured bank stocks lower at the start of the second quarter of 2024, with the downturn in bank stocks extending into mid-April as Treasury yields hit highs for 2024. Bank shares regained some footing along with the broader stock market going into the second half of April, as easing tensions between Iran and Israel helped to restore some confidence in the market. As investors abandoned expectations of an imminent interest rate cut, bank stocks dipped lower at the end of April and then participated in the broader stock market rally through the first half of May as signs of a cooling economy and milder inflation boosted hopes for the Federal Reserve cutting interest rates in 2024. Rekindled inflation fears and higher Treasury yields translated into financial shares edging lower from the end of May through mid-June, while easing inflation data and lower Treasury yields provided for a slightly positive trend in bank stocks in the final weeks of the second quarter.

Signs of some slack in the labor market provided a boost to financial shares in the first week of July 2024, as June’s higher unemployment rate increased confidence that the Federal Reserve would cut rates in September. As investors rotated into stock market laggards, financial shares continued to rally going into the second half of July and then traded in a narrow range through the Federal Reserve’s end of July policy meeting. Financial shares participated in the broader market selloff at the beginning of August, with July’s disappointing employment report prompting heightened concerns about an economic slowdown. Milder inflation data boosted bank and thrift stocks along with the broader stock market going into the second half of August, as investors became more confident that the Federal Reserve would cut interest rates

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

in September. Comments by the Federal Reserve Chairman that solidified expectations of a rate cut in September sustained the positive trend in financial stocks through the end of August. Bank and thrift stocks followed the broader stock market lower during the first week of September, as investors reacted to data pointing towards a weakening economy. While the broader stock market rallied in the second week of September, bank and thrift shares eased lower in advance of the Federal Reserve’s September policy meeting. Financial shares rallied on news of the Federal Reserve cutting its target rate by 0.5% and then retreated slightly to close out the third quarter.

After edging lower at the beginning of October 2024, strong job growth reflected in September’s employment report and better-than-expected third quarter earnings reported by some large banks served as a catalyst to financial shares trading higher through mid-October. As long-term Treasury yields trended higher, bank and thrift shares traded in a narrow range through the second half of October and then dipped slightly lower in early-November after October’s employment report showed meager job growth. Bank shares were among the strongest performers that led a post-election stock market rally on optimism that Donald Trump’s second term would lead to reduced regulation and a revival in deal making. Following the post-election rally, bank stocks traded in a narrow range over the next month, edging up slightly in late-November and then pulling back slightly in early-December. November’s CPI showing a slight uptick in inflation provided for a slight pullback in financial shares ahead of the Federal Reserve’s December meeting, which was followed by a sharp downturn in bank stocks after the Federal Reserve cast doubts on future rate cuts at the conclusion of its December policy meeting. Following the one-day selloff, bank shares edged higher in the final trading days of 2024. For 2024 overall, the S&P U.S. BMI Banks Index was up 30.0%.

Bank shares paralleled movements in the broader stock market during the first couple weeks of 2025, retreating when the December jobs report showed stronger-than-expected growth and then rallying in mid-January when the December CPI showed a slow down in core inflation. A slight upward trend in financial stocks was sustained going into the second half of January, as bank shares were buoyed by generally healthy fourth quarter earnings coming out of the banking sector. As the fourth quarter earnings season progressed, bank shares traded in a narrow range at the end of January and into early-February. On February 3, 2025, the S&P U.S. BMI Banks Index closed at 218.1, an increase of 41.2% from one year ago and an increase of 7.4% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, five standard conversion offerings have been completed during the past twelve months and no second -step or MHC offerings were completed during the past twelve months. The average closing pro forma price/tangible book ratio of the five standard conversion offerings equaled 47.7%. The most recent second-step offering was completed by Gouverneur Bancorp, Inc. of New York (“Gouverneur Bancorp”), which was completed in November 2023. Gouverneur Bancorp’s offering closed at the minimum of its offering range, raising gross proceeds of $7.2 million at a pro forma price/tangible book ratio of 44.0%. Gouverneur Bancorp’s stock price closed down 10.0% after its first week of trading and as of February 3, 2025, Gouverneur Bancorp’s stock price was up 24.0% from its IPO price.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Lake Shore Bancorp’s stock price of recently completed and pending acquisitions of other thrift and bank institutions operating in New York. As shown in Exhibit IV-4, there were 17 acquisitions of New York based bank and savings institutions completed from the beginning of 2020 through February 3, 2025 and there are currently five acquisitions pending for a New York based bank or savings institution. The recent acquisition activity involving New York bank and savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed Twelve Months Ended February 3, 2025

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of Public Off. Inc. Fdn. (%)	Benefit Plans			Mgmt.& Dirs. (%)(1)	Initial Div. Yield (%)								First Trading Day ($)		After First Week(3) ($)		After First Month(4) ($)
Institution	Conversion Date	Ticker	Assets ($Mil)	Equity/ Assets (%)	NPAs/ Assets (%)	Res. Cov. (%)	Gross Proc. ($Mil.)	% Offer (%)	% of Mid. (%)	Exp./ Proc. (%)	Form		ESOP (%)	Recog. Plans (%)	Stk Option (%)			P/TB (%)	Core P/E (x)	P/A (%)	Core ROA (%)	TE/A (%)	Core ROE (%)	IPO Price ($)		% Chg (%)		% Chg (%)		% Chg (%)	Thru 2/3/2025 ($)	% Chg (%)
Standard Conversions
Magnolia Bancorp, Inc., LA*	1/15/25	MGNO- OTCQB	$35	39.76%	0.11%	NM	$8.3	100%	115%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	41.8%	NM	20.3%	0.0%	48.5%	-0.1%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.14	11.4%	$11.14	11.4%
Monroe Federal Bancorp, Inc., OH	10/24/24	MFBI- OTCQB	$147	5.65%	0.02%	3054%	$5.3	100%	88%	26.6%	N.A.	N.A.	7.0%	3.0%	10.0%	27.1%	0.00%	45.1%	NM	3.5%	0.0%	7.7%	-0.4%	$10.00	$11.35	13.5%	$13.75	37.5%	$12.50	25.0%	$13.25	32.5%
FB Bancorp, Inc. , LA	10/23/24	FBLA- NASDAQ	$1,172	13.29%	1.07%	59%	$198.4	100%	132%	1.8%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	60.0%	33.0x	14.7%	0.4%	24.6%	1.8%	$10.00	$11.86	18.6%	$11.82	18.2%	$11.93	19.3%	$11.49	14.9%
EWSB Bancorp, Inc., WI	9/26/24	EWSB- OTCQB	$267	4.21%	0.04%	628%	$7.5	100%	86%	23.5%	N.A.	N.A.	7.0%	3.0%	10.0%	15.6%	0.00%	46.4%	NM	2.8%	NM	6.0%	NM	$10.00	$10.50	5.0%	$10.50	5.0%	$11.50	15.0%	$10.54	5.4%
Fifth Dirstrict Bancorp, Inc., LA*	8/1/24	FDSB- NASDAQ	$485	15.86%	0.16%	359%	$54.6	100%	91%	4.4%	C/S	$250/1.80%	8.0%	4.0%	10.0%	5.2%	0.00%	45.4%	110.6x	10.5%	0.1%	23.1%	0.4%	$10.00	$10.25	2.5%	$10.24	2.4%	$10.51	5.1%	$12.99	29.9%
		Averages - Standard Conversions:	$421	15.75%	0.28%	1025%	$54.8	100%	102%	14.5%	N.A.	N.A.	7.6%	3.6%	10.0%	11.3%	0.00%	47.7%	71.8x	10.4%	0.1%	22.0%	0.4%	$10.00	$11.02	10.2%	$11.46	14.6%	$11.52	15.2%	$11.88	18.8%
		Medians - Standard Conversions:	$267	13.29%	0.11%	493%	$8.3	100%	91%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	45.4%	71.8x	10.5%	0.1%	23.1%	0.2%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.50	15.0%	$11.49	14.9%
Second Step Conversions
Mutual Holding Companies
		Averages - All Conversions:	$421	15.75%	0.28%	1025%	$54.8	100%	102%	14.5%	N.A.	N.A.	7.6%	3.6%	10.0%	11.3%	0.00%	47.7%	71.8x	10.4%	0.1%	22.0%	0.4%	$10.00	$11.02	10.2%	$11.46	14.6%	$11.52	15.2%	$11.88	18.8%
		Medians - All Conversions:	$267	13.29%	0.11%	493%	$8.3	100%	91%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	45.4%	71.8x	10.5%	0.1%	23.1%	0.2%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.50	15.0%	$11.49	14.9%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.
(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union. 2/3/2025

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence Lake Shore Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Lake Shore Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in LSBK’s Stock

Since LSBK’s minority stock currently trades under the symbol “LSBK” on the NASDAQ Global Market, RP Financial also considered the recent trading activity in the valuation analysis. LSBK had a total of 5,735,226 shares issued and outstanding at December 31, 2024, of which 2,098,351 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $10.30 to $15.88 per share and its closing price on February 3, 2025 was $15.15 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on its MHC ownership structure. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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IV.17

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, Lake Shore Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

•

Trading of LSBK stock. Converting institutions generally do not have stock outstanding. LSBK, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since LSBK’s’ stock is currently traded on the NASDAQ Global Market, it is an indicator of the Company’s current market value and, therefore, received some limited consideration in our valuation. Based on the February 3, 2025 closing stock price of $15.15 per share and the 5,735,226 shares of LSBK common stock outstanding, the Company’s implied market value of $86.9 million was considered in the valuation process. However, since the Company’s conversion stock will have different characteristics than the minority shares and the pro forma information has not been publicly disseminated to date, the current trading price of LSBK’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will slightly increase equity. At December 31, 2024, the MHC had net assets of $230,000, which has been added to the Company’s December 31, 2024 pro forma equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.11%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 36.59% to 36.48% and the MHC’s ownership interest was increased from 63.41% to 63.52%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 3, 2025, the aggregate pro forma market value of Lake Shore Bancorp’s conversion stock equaled $78,715,570 at the midpoint, equal to 7,871,557 shares at $10.00 per share. The $10.00 per share price was determined by the Boards of Directors of LSBK, the Bank and the MHC. The midpoint and resulting valuation range is based on the sale of a 63.52% ownership interest to the public, which provides for a $50,000,000 public offering at the midpoint value.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $4.931 million for the twelve months ended December 31, 2024. In deriving Lake Shore Bancorp’s core earnings, the adjustments we made to reported earnings included the elimination of gain on equity securities of $54,000 and recovery on previously impaired investment securities of $6,000. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 21.0% for the earnings adjustments, the Company’s core earnings were determined to equal $4.883 million for the twelve months ended December 31, 2024.

Amount
($000)
Net income(loss)	$4,931
Deduct; Gain on equity securities (1)	(43)
Deduct: Recovery on previously impaired investments (1)	(5)

Core earnings estimate	$4,883

(1)	Tax effected at 21.0%.

Based on the Company’s reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $78.7 million midpoint value equaled 14.37x and 14.50x, respectively, indicating discounts of 25.62% and 25.14% relative to the Peer Group’s average reported and core earnings multiples of 19.32x and 19.37x, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples of 21.99x and 17.27x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated discounts of 34.65% and 16.04%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 12.39x and 18.42x, respectively, and based on core earnings at the minimum and the super maximum equaled 12.50x and 18.58x, respectively.

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IV.21

Table 4.3

Market Pricing Versus Peer Group

Lake Shore Bancorp, Inc.

As of February 3, 2025

		Market Capitalization		Per Share Data
				Core	Book						Dividends(3)			Financial Characteristics(5)
		Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Offering	Exchange
		Share ($)	Value ($Mil)	EPS(1) ($)	Share ($)	P/E (x)	P/B (%)	P/A (%)	P/TB (%)	P/Core (x)	Share ($)	Yield (%)	Ratio(4) (%)	Assets ($Mil)	Assets (%)	T. Assets (%)	Assets (%)	ROAA (%)	ROAE (%)	ROAA (%)	ROAE (%)	Range ($Mil)	Ratio (xl)
Lake Shore Bancorp, Inc.	NY
Super Maximum		$10.00	$104.10	$0.54	$14.01	18.42x	71.38%	14.04%	71.38%	18.58x	$0.00	0.00%	0.00%	$742	19.67%	19.67%	0.66%	0.76%	3.87%	0.76%	3.84%	$66.13	1.8098x
Maximum		10.00	$90.52	$0.61	$15.29	16.30x	65.40%	12.33%	65.40%	16.44x	$0.00	0.00%	0.00%	734	18.85%	18.85%	0.67%	0.76%	4.01%	0.75%	3.98%	$57.50	1.5738x
Midpoint		10.00	$78.72	$0.69	$16.75	14.37x	59.70%	10.82%	59.70%	14.50x	$0.00	0.00%	0.00%	728	18.13%	18.13%	0.67%	0.75%	4.15%	0.75%	4.12%	$50.00	1.3685x
Minimum		10.00	$66.91	$0.80	$18.74	12.39x	53.36%	9.28%	53.36%	12.50x	$0.00	0.00%	0.00%	721	17.39%	17.39%	0.68%	0.75%	4.31%	0.74%	4.27%	$42.50	1.1632x
All Non-MHC Public Thrifts(6)
Averages		$23.60	$571.83	$1.13	$23.68	16.15x	86.14%	11.08%	94.76%	16.57x	$0.51	2.45%	61.38%	$6,191	13.47%	13.01%	0.62%	0.27%	2.15%	0.43%	3.24%
Median		$12.99	$193.42	$0.58	$17.84	15.59x	80.40%	10.04%	82.18%	14.42x	$0.37	2.49%	48.48%	$1,593	11.82%	11.12%	0.34%	0.41%	3.21%	0.47%	3.21%
All Non-MHC State of NY(6)
Averages		$16.58	$1,207.35	$0.65	$18.42	16.05x	84.25%	8.82%	85.12%	16.29x	$0.52	1.82%	37.09%	$22,446	11.37%	11.28%	1.38%	0.43%	0.50%	0.47%	1.05%
Medians		$13.31	$299.39	$0.45	$18.54	12.39x	89.57%	9.71%	89.64%	12.68x	$0.32	1.38%	37.09%	$3,040	10.84%	10.83%	1.32%	0.37%	2.20%	0.37%	2.16%
Comparable Group
Averages		$15.55	$96.25	$0.82	$18.20	19.32x	85.09%	11.06%	87.89%	19.37x	$0.13	0.85%	12.15%	$861	13.09%	12.71%	0.75%	0.50%	3.77%	0.60%	4.74%
Medians		$14.94	$84.76	$0.84	$18.25	21.99x	82.20%	10.13%	85.68%	17.27x	$0.00	0.00%	0.00%	$876	12.02%	12.01%	0.46%	0.49%	4.16%	0.51%	4.75%
Comparable Group
AFBI Affinity Bancshares, Inc.	GA	$18.25	$117.03	$1.06	$20.14	21.99x	90.60%	13.49%	105.44%	17.27x	$0.00	0.00%	0.00%	$867	14.90%	13.07%	0.59%	0.62%	4.33%	0.79%	5.51%
BVFL BV Financial, Inc.	MD	$15.10	$171.77	$1.10	$18.36	13.73x	82.22%	17.63%	89.18%	13.74x	$0.00	0.00%	0.00%	$912	21.44%	20.10%	0.54%	1.32%	5.77%	1.32%	5.77%
CPBI Central Plains Bancshares, Inc.	NE	$14.78	$61.05	NA	$19.76	NM	74.80%	12.67%	74.80%	NM	$0.00	0.00%	0.00%	$482	16.93%	16.93%	0.85%	0.80%	6.11%	0.80%	6.11%
ECBK ECB Bancorp, Inc.	MA	$13.69	$125.16	$0.39	$18.14	NM	75.46%	9.23%	75.46%	NM	$0.00	0.00%	0.00%	$1,358	12.23%	12.23%	0.14%	0.26%	2.00%	0.26%	2.00%
HFBL Home Federal Bancorp, Inc. of Louisiana	LA	$12.70	$38.58	$1.16	$17.22	11.65x	73.77%	6.55%	79.75%	10.92x	$0.52	4.09%	47.25%	$608	8.87%	8.26%	0.38%	0.52%	6.32%	0.56%	6.74%
IROQ IF Bancorp, Inc.	IL	$24.14	$77.81	NA	$22.66	25.96x	106.54%	9.14%	106.54%	NM	$0.40	1.67%	43.01%	$885	8.58%	8.58%	0.07%	0.33%	3.99%	0.33%	3.99%
MGYR Magyar Bancorp, Inc.	NJ	$14.16	$91.72	$1.31	$17.23	10.81x	82.18%	9.10%	82.18%	10.81x	$0.24	1.69%	19.08%	$1,008	11.07%	11.07%	0.29%	0.86%	7.59%	0.86%	7.59%
PBBK PB Bankshares, Inc.	PA	$15.10	$35.69	$0.63	$18.69	23.59x	80.80%	8.51%	80.80%	24.12x	$0.00	0.00%	0.00%	$453	10.53%	10.53%	0.36%	0.34%	3.20%	0.33%	3.13%
PVBC Provident Bancorp, Inc.	MA	$11.84	$198.06	$0.43	$12.99	27.53x	91.14%	13.22%	91.14%	27.53x	$0.00	0.00%	0.00%	$1,593	14.50%	14.50%	3.66%	0.46%	3.21%	0.46%	3.21%
TCBS Texas Community Bancshares, Inc.	TX	$15.70	$45.61	$0.50	$16.81	NM	93.36%	11.03%	93.65%	31.19x	$0.16	1.02%	NM	$446	11.82%	11.79%	0.59%	-0.48%	-4.80%	0.33%	3.34%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $78.7 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 59.70%. In comparison to the average P/B and P/TB ratios for the Peer Group of 85.09% and 87.89%, respectively, the Company’s ratios reflected discounts of 29.84% on a P/B basis and 32.07% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 82.20% and 85.68%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 27.37% on a P/B basis and 30.32% on a P/TB basis. At the super maximum of the range, the Company’s P/B and P/TB ratios both equaled 71.38%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 16.11% and 18.78%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratio at the super maximum of the range reflected discounts of 13.16% and 16.69%, respectively.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $78.7 million midpoint of the valuation range, the Company’s value equaled 10.82% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.06%, which implies a discount of 2.17% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.13%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 6.81%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, the most recently completed second-step offering was by Gouverneur Bancorp in November 2023. In comparison to Gouverneur Bancorp’s 44.00% closing pro forma P/TB ratio, the Company’s pro forma P/TB ratio of 59.70% at the midpoint value reflects an implied premium of 35.68%. At the super maximum of the offering range, the Company’s pro forma P/TB ratio of 71.38% reflects an implied premium of 62.23% relative to Gouverneur Bancorp’s pro forma P/TB ratio at closing. As of February 3, 2025, Gouverneur Bancorp’s stock price was up 24.0% from its IPO price.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 3, 2025, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $78,715,570 at the midpoint, equal to 7,871,557 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are shown below.

	Total Shares	Offering Shares	Exchange Shares Issued to Public Shareholders	Exchange Ratio
Shares
Maximum, as Adjusted	10,410,135	6,612,500	3,797,635	1.8098
Maximum	9,052,290	5,750,000	3,302,290	1.5738
Midpoint	7,871,557	5,000,000	2,871,557	1.3685
Minimum	6,690,823	4,250,000	2,440,823	1.1632
Distribution of Shares
Maximum, as Adjusted	100.00%	63.52%	36.48%
Maximum	100.00%	63.52%	36.48%
Midpoint	100.00%	63.52%	36.48%
Minimum	100.00%	63.52%	36.48%
Aggregate Market Value at $10 per share
Maximum, as Adjusted	$104,101,350	$66,125,000	$37,976,350
Maximum	$90,522,900	$57,500,000	$33,022,900
Midpoint	$78,715,570	$50,000,000	$28,715,570
Minimum	$66,908,230	$42,500,000	$24,408,230

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, the Bank and LSBK have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.3685 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.1632 at the minimum, 1.5738 at the maximum and 1.8098 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Yields and Costs

I-5	Credit Loss Allowance Activity

I-6	Fixed and Adjustable Rate Loans

I-7	Interest Rate Risk Analysis

I-8	Loan Portfolio Composition

I-9	Contractual Maturity by Loan Type

I-10	Non-Performing Assets

I-11	Deposit Composition

I-12	Maturity of Time Deposits

II-1	Description of Office Properties

II-2	Historical Interest Rates

III-1	Characteristics of Publicly-Traded Thrifts

III-2	Public Market Pricing of Mid-Atlantic and New England Thrifts

III-3	Public Market Pricing of Midwest, Southeast and Southwest Thrifts

III-4	Peer Group Market Area Comparative Analysis

LIST OF EXHIBITS (continued)

Exhibit Number	Description

IV-1	Stock Prices: As of February 3, 2025

IV-2	Historical Stock Price Indices

IV-3	Stock Price Indices as of February 3, 2025

IV-4	New York Bank and Thrift Acquisitions 2020 - Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Calculation of Minority Ownership Dilution in a Second-Step Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

Lake Shore Bancorp, Inc.

Map of Office Locations

Exhibit I-1

Lake Shore Bancorp, Inc.

Map of Office Locations

EXHIBIT I-2

Lake Shore Bancorp, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Lake Shore Bancorp, Inc.

Key Operating Ratios

Exhibit I-3

Lake Shore Bancorp, Inc.

Key Operating Ratios

	At or For the Years Ended December 31,
	2024	2023
Performance Ratios:
Return on average assets	0.70%	0.67%
Return on average equity	5.62%	5.78%
Interest rate spread(1)	2.62%	3.23%
Net interest margin(2)	3.21%	3.62%
Non-interest expense to average assets	2.83%	3.04%
Efficiency ratio(3)	82.00%	80.83%
Average interest-earning assets to average interest-bearing liabilities	127.88%	128.06%
Average equity to average assets	12.43%	11.62%
Capital Ratios(4):
Average equity to average assets	12.64%	11.15%
Tier 1 capital to average assets	13.83%	12.68%
Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.93%	1.16%
Allowance for credit losses as a percentage of non-performing loans	134.91%	193.09%
Net (charge-offs) recoveries to average outstanding loans during the year	0.00%	0.00%
Non-performing loans as a percentage of total loans	0.69%	0.60%
Non-performing loans as a percentage of total assets	0.55%	0.47%
Total non-performing assets as a percentage of total assets	0.55%	0.47%
Other:
Number of branches	10	11
Number of full-time equivalent employees	97	117

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)	Represents net interest income as a percentage of average interest-earning assets.

(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

(4)	Lake Shore Savings Bank only and ratios reflected are based on averages derived in conformity with the Federal Financial Institutions Examination Council (“FFIEC”) Call Report.

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT I-4

Lake Shore Bancorp, Inc.

Yields and Costs

Exhibit I-4

Lake Shore Bancorp, Inc.

Yields and Costs

	For the Year Ended
	December 31, 2024			December 31, 2023
	Average Balance	Interest Income/ Expense	Yield/Rate	Average Balance	Interest Income/ Expense	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits & federal funds sold	$48,639	$2,460	5.06%	$36,948	$1,805	4.89%
Securities(1)	60,347	1,631	2.70%	67,840	1,941	2.86%
Loans, including fees	547,525	30,713	5.61%	567,319	30,009	5.29%

Total interest-earning assets	656,511	34,804	5.30%	672,107	33,755	5.02%

Other assets	49,629			46,057

Total assets	$706,140			$718,164

Interest-bearing liabilities:
Demand & NOW accounts	$67,023	$64	0.10%	$76,495	$75	0.10%
Money market accounts	144,926	3,811	2.63%	132,816	1,914	1.44%
Savings accounts	59,095	40	0.07%	70,600	47	0.07%
Time deposits	220,856	9,162	4.15%	206,218	6,033	2.93%
Borrowed funds & other interest-bearing liabilities	21,465	664	3.09%	38,701	1,328	3.43%

Total interest-bearing liabilities	513,365	13,741	2.68%	524,830	9,397	1.79%

Other non-interest-bearing liabilities	105,018			109,907
Stockholders’ equity	87,757			83,427

Total liabilities & stockholders’ equity	$706,140			$718,164

Net interest income		$21,063			$24,358

Interest rate spread			2.62%			3.23%
Net interest margin			3.21%			3.62%

(1)

The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 3.08% and 3.27% for the years ended December 31, 2024 and 2023, respectively.

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT I-5

Lake Shore Bancorp, Inc.

Credit Loss Allowance Activity

Exhibit I-5

Lake Shore Bancorp, Inc.

Credit Loss Allowance Activity

	At or for the Year Ended December 31,
	2024	2023
Beginning balance, prior to adoption of ASC 326	$6,463	$7,065
Impact of adopting ASC 326	—	282
(Credit) provision for credit losses	(1,308)	(897)

Charge-offs:
Real estate loans:
Residential, one- to four-family	—	(3)
Other loans:
Consumer	(41)	(58)

Total charge-offs	(41)	(61)

Recoveries:
Real estate loans:
Residential, one- to four-family	10	2
Commercial	—	35
Other loans:
Commercial	—	29
Consumer	9	8

Total recoveries	19	74

Net (charge-offs) recoveries	(22)	13

Balance at end of period	5,133	6,463

Average loans outstanding, including fees	$547,525	$567,319

Allowance for credit losses as a percent of loans at amortized cost	0.93%	1.16%
Allowance for credit losses as a percent of non-performing loans	134.91%	193.09%

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT I-6

Lake Shore Bancorp, Inc.

Fixed and Adjustable Rate Loans

Exhibit I-6

Lake Shore Bancorp, Inc.

Fixed and Adjustable Rate Loans

Loan Maturity. The following table sets forth our fixed and adjustable rate loans at December 31, 2024, that are contractually due after December 31, 2025. The table does not include the effect of prepayments or scheduled principal amortization.

	Real Estate			Other Loans		Total
	Residential, One- to Four- Family (1)	Home Equity	Commercial (2)	Commercial	Consumer
	(Dollars in thousands)
Interest rate terms on amounts due after one year:
Fixed rate	$157,153	$5,795	$110,579	$8,321	$335	$282,183
Adjustable rate	4,088	41,279	186,209	2,748	—	234,324

Total	$161,241	$47,074	$296,788	$11,069	$335	$516,507

(1)	Includes one- to four-family construction loans.
(2)	Includes commercial construction loans.

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT I-7

Lake Shore Bancorp, Inc.

Interest Rate Risk Analysis

Exhibit I-7

Lake Shore Bancorp, Inc.

Interest Rate Risk Analysis

At December 31, 2024
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
(Dollars in thousands)
+200	$22,838	(4.20)%
+100	23,357	(2.02)%
Level	23,839	—
-100	24,237	1.67%
-200	24,625	3.30%
-300	24,964	4.72%
-400	25,042	5.05%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

At December 31, 2024
		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated EVE (2)			EVE Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
(Dollars in thousands)
+200	$100,608	$(13,129)	(11.54)%	16.26%	(117)
+100	107,386	(6,351)	(5.58)%	16.90%	(53)
Level	113,737	—	—	17.43%	—
-100	119,409	5,672	4.99%	17.83%	40
-200	125,431	11,694	10.28%	18.23%	80
-300	130,020	16,284	14.32%	18.42%	99
-400	131,796	18,060	15.88%	18.25%	82

(1)	Assumes an immediate uniform change in interest rates at all maturities.

(2)	EVE is the discounted present value of expected cash flows from assets and liabilities.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	EVE Ratio represents EVE divided by the present value of assets.

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT I-8

Lake Shore Bancorp, Inc.

Loan Portfolio Composition

Exhibit I-8

Lake Shore Bancorp, Inc.

Loan Portfolio Composition

	At December 31,
	2024		2023
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential, one- to four-family(1)	$161,331	29.5%	$172,005	30.8%
Home equity	47,456	8.7	51,869	9.3
Commercial(2)	320,984	58.7	316,986	56.8
Commercial	15,728	2.9	16,546	2.9
Consumer	991	0.2	1,130	0.2

Total gross loans	546,490	100.0%	558,536	100.0%

Allowance for credit losses	(5,133)		(6,463)
Net deferred loan costs and fees	3,263		3,755

Loans, net	$544,620		$555,828

(1)	Includes one- to four-family construction loans.
(2)	Includes commercial construction loans.

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT I-9

Lake Shore Bancorp, Inc.

Contractual Maturity by Loan Type

Exhibit I-9

Lake Shore Bancorp, Inc.

Contractual Maturity by Loan Type

Loan Maturity. The following tables present the contractual maturity of our gross loans at December 31, 2024. The table does not include the effect of prepayments or scheduled principal amortization. Loans having no stated repayment schedule or maturity and overdraft loans are reported as being due in one year or less.

	Real Estate			Other Loans		Total
	Residential, One- to Four- Family (1)	Home Equity	Commercial (2)	Commercial	Consumer
	(Dollars in thousands)
Amounts due in:
One year or less	$90	$382	$24,196	$4,659	$656	$29,983
After one year through five years	1,904	2,838	99,436	7,186	335	111,699
After five year through 15 years	33,724	24,939	197,352	3,883	—	259,898
Beyond 15 years	125,613	19,297	—	—	—	144,910

Total	$161,331	$47,456	$320,984	$15,728	$991	$546,490

(1)	Includes one- to four-family construction loans.
(2)	Includes commercial construction loans.

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT I-10

Lake Shore Bancorp, Inc.

Non-Performing Assets

Exhibit I-10

Lake Shore Bancorp, Inc.

Non-Performing Assets

	At December 31,
	2024	2023
	(Dollars in thousands)
Loans accounted for on a non-accrual basis:
Real estate loans:
Residential, one- to four-family(1)	$1,891	$1,904
Home equity	683	196
Commercial(2)	1,226	1,242
Other loans:
Commercial	—	—
Consumer	4	5

Total non-accrual loans	3,804	3,347

Total non-performing loans	3,804	3,347

Foreclosed real estate	—	34

Total non-performing assets	$3,804	$3,381

Ratios:
Non-performing loans as a percent of total net loans:	0.69%	0.60%
Non-performing assets as a percent of total assets:	0.55%	0.47%

(1)	Includes one- to four-family construction loans.
(2)	Includes commercial construction loans.

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT I-11

Lake Shore Bancorp, Inc.

Deposit Composition

Exhibit I-11

Lake Shore Bancorp, Inc.

Deposit Composition

	At December 31,				Change
	2024		2023		$	%
	(Dollars in thousands)	Percent of total	(Dollars in thousands)	Percent of total	(Dollars in thousands)	Percent of total
Core Deposits
Demand deposits and NOW accounts:
Non-interest bearing	$96,412	16.8%	$95,186	16.1%	$1,226	1.3%
Interest bearing	65,020	11.4%	72,966	12.4%	(7,946)	(10.9)%
Time deposits less than or equal to $250,000	173,745	30.3%	166,381	28.2%	7,364	4.4%
Money market	149,550	26.1%	137,374	23.2%	12,176	8.9%
Savings	54,322	9.5%	64,584	10.9%	(10,262)	(15.9)%

Total core deposits	539,049	94.1%	536,491	90.8%	2,558	0.5%
Non-core Deposits
Time deposits greater than $250,000	33,929	5.9%	38,433	6.5%	(4,504)	(11.7)%

Brokered certificates of deposit	—	—	16,000	2.7%	(16,000)	(100.0)%

Total non-core deposits	33,929	5.9%	54,433	9.2%	(20,504)	(37.7)%

Total deposits	$572,978	100.0%	$590,924	100.0%	$(1,946)	(0.3)%

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT I-12

Lake Shore Bancorp, Inc.

Maturity of Time Deposits

Exhibit I-12

Lake Shore Bancorp, Inc.

Maturity of Time Deposits

	Period to maturity at December 31, 2024				At December 31,
	Less than One Year	More than One Year to Two Years	Two Years to Three Years	More than Three Years	2024	2023
	(Dollars in thousands)
Interest Rate Range
0.49% and below	$7,596	$2,310	$917	$185	$11,008	$20,785
0.50% to 0.99%	434	3,168	1,417	969	5,988	6,697
1.00% to 1.99%	3,714	—	7	—	3,721	6,691
2.00% to 2.99%	12,468	3	1	—	12,472	19,967
3.00% to 3.99%	23,070	11,044	2,964	853	37,931	12,275
4.00% to 4.99%	93,805	—	109	1,773	95,687	93,738
5.00% to 5.99%	40,867	—	—	—	40,867	60,661

Total	$181,954	$16,525	$5,415	$3,780	$207,674	$220,814

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1

Lake Shore Bancorp, Inc.

Description of Office Properties

Location	Leased or Owned	Original Date Acquired
Corporate Headquarters

31 East Fourth Street Dunkirk, NY 14048	Owned	2003

Branch Offices:

Chautauqua County branches

128 East Fourth Street Dunkirk, NY 14048	Owned/Leased(1)	1926

30 East Main Street Fredonia, NY 14063	Owned	1996

1 Green Avenue, WE Jamestown, NY 14701	Owned/Leased(2)	1996

106 East Main Street Westfield, NY 14787	Owned	1998

Erie County branches

5751 Transit Road East Amherst, NY 14051	Owned	2003

3111 Union Road Orchard Park, NY 14127	Owned	2003

59 Main Street Hamburg, NY 14075	Leased(3)	2005

3438 Delaware Avenue Kenmore, NY 14217	Owned	2008

570 Dick Road Depew, NY 14043	Leased(4)	2009

4950 Main Street Snyder, NY 14226	Owned	2012

Administrative Offices:

125 East Fourth Street Dunkirk, NY 14048	Owned	1995

123 East Fourth Street Dunkirk, NY 14048	Owned	2001

115 East Fourth Street Jamestown, NY 14701	Owned	1997

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

Year/Qtr. Ended		Prime Rate	90 Day T-Note	One Year T-Note	10 Year T-Note
2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%
2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%
2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%
2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%
2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%
2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%
2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%
2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%
2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%
2023:	Quarter 1	8.00%	4.85%	4.64%	3.48%
	Quarter 2	8.25%	5.43%	5.40%	3.81%
	Quarter 3	8.50%	5.55%	5.46%	4.59%
	Quarter 4	8.50%	5.40%	4.79%	3.88%
2024:	Quarter 1	8.50%	5.46%	5.03%	4.20%
	Quarter 2	8.50%	5.48%	5.09%	4.36%
	Quarter 3	8.00%	4.73%	3.98%	3.81%
	Quarter 4	7.50%	4.37%	4.16%	4.58%
As of February 3, 2025		7.50%	4.34%	4.20%	4.54%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

Characteristics of Publicly-Traded Thrifts

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 3, 2025

										As of
										February 3, 2025
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$565	6	Dec	1/8/19	$9.41	$52
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$867	3	Dec	4/27/17	$18.25	$117
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$23,709	1	Jun	3/14/05	$68.93	$3,936
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,061	21	Dec	7/15/21	$9.74	$200
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,304	4	Dec	1/8/96	$7.55	$42
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$912	14	Dec	1/12/05	$15.10	$172
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,538	47	Sep	3/31/99	$5.94	$771
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$749	7	Mar	10/24/94	$1.69	$9
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$277	6	Dec	10/12/21	$11.63	$51
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$482	9	Mar	10/19/23	$14.78	$61
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,358	3	Dec	7/27/22	$13.69	$125
FBLA	FB Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$1,408	19	Dec	10/22/24	$11.49	$228
FDSB	Fifth District Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$524	7	Dec	7/31/24	$12.99	$72
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,255	15	Dec	1/29/15	$10.90	$95
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$602	5	Dec	7/16/19	$10.10	$45
FLG	Flagstar Financial, Inc.	NYSE	MA	Hicksville	NY	$100,190	416	Dec	11/23/93	$11.66	$4,838
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$3,029	38	Dec	7/9/12	$39.87	$308
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,753	33	Dec	6/29/16	$10.52	$435
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,458	10	Dec	12/13/88	$248.85	$543
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$608	11	Jun	1/18/05	$12.70	$39
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$885	8	Jun	7/7/11	$24.14	$78
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,731	43	Jun	2/23/05	$6.83	$427
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,008	7	Sep	1/23/06	$14.16	$92
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$2,010	12	Dec	7/5/06	$24.40	$285
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,666	38	Dec	11/7/07	$11.53	$495
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$268	3	Dec	1/18/22	$12.10	$59
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$453	6	Dec	7/14/21	$15.10	$36
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$3,040	14	Dec	9/29/17	$13.31	$299
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,593	7	Dec	7/15/15	$11.84	$198
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,255	14	Jun	6/27/96	$15.83	$107
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$24,052	143	Dec	1/15/03	$18.23	$2,379
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,509	17	Mar	10/26/93	$5.60	$118
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,065	14	Jun	9/19/23	$12.44	$108
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NASDAQCM	MW	Southfield	MI	$2,437	27	Dec	11/16/17	$4.72	$247
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$446	7	Dec	7/14/21	$15.70	$46
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,909	23	Sep	1/12/98	$29.70	$236
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$5,949	63	Dec	11/6/14	$75.96	$1,773
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,239	137	Dec		$31.85	$606
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,210	16	Dec	10/4/05	$13.48	$247
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,653	27	Dec	12/27/01	$9.30	$193
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,814	94	Dec	11/26/86	$55.50	$3,255
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$979	10	Dec	1/15/20	$7.79	$99
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$363	4	Jun	1/12/22	$7.70	$49
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,475	70	Dec	4/19/18	$14.76	$1,546
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$2,966	21	Jun	12/30/98	$26.30	$448
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$376	7	Jun	3/2/05	$3.19	$26
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$686	11	Dec	4/3/06	$15.15	$85
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$1,980	23	Jun	7/17/19	$11.33	$286
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,256	17	Dec	1/16/19	$9.98	$108
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,058	38	Sep	4/20/07	$13.48	$3,755

Source: S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Mid-Atlantic and New England Thrifts

Exhibit III-2

Public Market Pricing of Mid-Atlantic and New England

As of February 3, 2025

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$23.60	$571.83	$1.13	$23.68	16.15x	86.14%	11.08%	94.76%	16.57x	$0.51	2.45%	61.38%	$6,191	13.47%	13.01%	0.62%	0.27%	2.15%	0.43%	3.24%
Median			$12.99	$193.42	$0.58	$17.84	15.59x	80.40%	10.04%	82.18%	14.42x	$0.37	2.49%	48.48%	$1,593	11.82%	11.12%	0.34%	0.41%	3.21%	0.47%	3.21%
Comparable Group
Averages			$27.29	$736.90	$0.95	$27.11	17.05x	83.21%	9.93%	91.20%	16.93x	$0.58	2.37%	43.18%	$9,620	12.31%	11.94%	0.75%	0.32%	1.73%	0.40%	2.48%
Medians			$12.88	$242.32	$0.64	$17.69	16.01x	81.49%	9.47%	84.82%	15.64x	$0.38	2.06%	48.48%	$2,357	11.00%	10.99%	0.46%	0.46%	3.76%	0.44%	3.17%
Comparable Group
BLFY	Blue Foundry Bancorp	NJ	$9.74	$199.81	($0.55)	$14.75	NM	66.04%	10.65%	66.08%	NM	NA	NA	NA	$2,061	16.12%	16.11%	NA	-0.58%	-3.45%	-0.58%	-3.45%
BVFL	BV Financial, Inc.	MD	$15.10	$171.77	$1.10	$18.36	13.73x	82.22%	17.63%	89.18%	13.74x	$0.13	0.00%	NA	$912	21.44%	20.10%	0.46%	1.32%	5.77%	1.32%	5.77%
CARV	Carver Bancorp, Inc.	NY	$1.69	$8.64	($0.82)	$3.53	NM	47.91%	1.20%	47.91%	NM	$0.00	0.00%	NA	$749	5.32%	5.32%	2.29%	-0.57%	-10.45%	-0.60%	-11.02%
ECBK	ECB Bancorp, Inc.	MA	$13.69	$125.16	$0.39	$18.14	NM	75.46%	9.23%	75.46%	NM	NA	NA	NA	$1,358	12.23%	12.23%	NA	0.26%	2.00%	0.26%	2.00%
FSEA	First Seacoast Bancorp, Inc.	NH	$10.10	$44.53	($1.59)	$13.94	NM	72.42%	7.92%	72.66%	NM	NA	NA	NA	$602	10.93%	10.90%	0.00%	-1.52%	-13.43%	-1.29%	-11.39%
FLG	Flagstar Financial, Inc.	NY	$11.66	$4,838.14	($2.48)	$18.54	NM	62.90%	4.85%	67.16%	NM	$0.04	0.34%	NA	$100,190	8.18%	7.73%	2.62%	-0.94%	-12.49%	-0.68%	-9.00%
HONE	HarborOne Bancorp, Inc.	MA	$10.52	$434.63	$0.67	$13.15	15.94x	79.99%	8.00%	89.28%	15.64x	$0.32	3.04%	48.48%	$5,753	9.99%	9.05%	0.51%	0.47%	4.71%	0.48%	4.80%
HIFS	Hingham Institution for Savings	MA	$248.85	$542.56	$5.51	$198.03	19.37x	125.66%	12.17%	125.66%	NM	$2.52	0.99%	19.61%	$4,458	9.69%	9.69%	NA	0.65%	6.68%	0.28%	2.87%
KRNY	Kearny Financial Corp.	NJ	$6.83	$426.69	$0.10	$11.53	NM	59.22%	5.71%	69.34%	NM	$0.44	6.44%	NA	$7,731	9.63%	NA	0.49%	-0.91%	-9.05%	0.08%	0.84%
MGYR	Magyar Bancorp, Inc.	NJ	$14.16	$91.72	$1.31	$17.23	10.81x	82.18%	9.10%	82.18%	10.81x	$0.24	1.69%	19.08%	$1,008	11.07%	11.07%	NA	0.86%	7.59%	0.86%	7.59%
NECB	Northeast Community Bancorp, Inc.	NY	$24.40	$284.82	$3.59	$22.76	6.82x	107.19%	17.01%	107.19%	6.80x	$0.60	2.42%	18.16%	$2,010	15.87%	15.87%	0.25%	2.50%	15.83%	2.50%	15.86%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$11.53	$494.68	$0.66	$16.43	16.01x	70.20%	8.73%	74.54%	17.55x	$0.52	4.46%	72.22%	$5,666	12.44%	11.80%	NA	0.52%	4.30%	0.48%	3.93%
PBBK	PB Bankshares, Inc.	PA	$15.10	$35.69	$0.63	$18.69	23.59x	80.80%	8.51%	80.80%	24.12x	NA	NA	NA	$453	10.53%	10.53%	0.28%	0.34%	3.20%	0.33%	3.13%
PDLB	Ponce Financial Group, Inc.	NY	$13.31	$299.39	$0.45	$11.71	28.93x	113.70%	11.33%	113.70%	29.39x	NA	NA	NA	$3,040	16.63%	16.63%	NA	0.37%	2.20%	0.37%	2.16%
PVBC	Provident Bancorp, Inc.	MA	$11.84	$198.06	$0.43	$12.99	27.53x	91.14%	13.22%	91.14%	27.53x	$0.00	0.00%	NA	$1,593	14.50%	14.50%	1.31%	0.46%	3.21%	0.46%	3.21%
PFS	Provident Financial Services, Inc.	NJ	$18.23	$2,378.80	$1.48	$19.93	17.36x	91.45%	9.89%	133.49%	12.31x	$0.96	5.27%	91.43%	$24,052	10.82%	7.67%	0.34%	0.57%	5.07%	0.80%	7.15%
SRBK	SR Bancorp, Inc.	NJ	$12.44	$108.31	$0.64	$21.41	NM	58.11%	10.82%	67.43%	19.30x	NA	NA	NA	$1,065	18.61%	16.46%	NA	0.04%	0.21%	0.53%	2.81%
TRST	TrustCo Bank Corp NY	NY	$31.85	$605.79	$2.51	$35.56	12.39x	89.57%	9.71%	89.64%	12.68x	$1.44	4.52%	56.03%	$6,239	10.84%	10.83%	0.34%	0.80%	7.43%	0.78%	7.26%
WNEB	Western New England Bancorp, Inc.	MA	$9.30	$193.42	$0.53	$11.30	16.61x	82.30%	7.32%	87.46%	17.71x	$0.28	2.97%	50.00%	$2,653	8.89%	8.41%	0.20%	0.45%	4.93%	0.42%	4.62%
WSFS	WSFS Financial Corporation	DE	$55.50	$3,255.46	$4.43	$44.15	12.59x	125.71%	15.63%	193.69%	12.53x	$0.60	1.08%	13.61%	$20,814	12.39%	NA	0.61%	1.26%	10.43%	1.27%	10.44%
MHCs
BSBK	Bogota Financial Corp.	NJ	$7.79	$98.82	($0.18)	$10.46	NM	74.48%	10.42%	74.57%	NM	NA	NA	NA	$979	13.99%	13.97%	1.41%	-0.25%	-1.78%	-0.25%	-1.75%
CFSB	CFSB Bancorp, Inc.	MA	$7.70	$49.10	($0.01)	NA	NM	66.88%	NA	66.88%	NM	NA	NA	NA	$363	20.86%	20.86%	NA	-0.01%	-0.06%	-0.01%	-0.06%
CLBK	Columbia Financial, Inc.	NJ	$14.76	$1,546.25	$0.17	$10.31	NM	143.12%	14.76%	160.95%	NM	NA	NA	NA	$10,475	10.31%	9.28%	0.22%	-0.11%	-1.11%	0.17%	1.72%
GCBC	Greene County Bancorp, Inc.	NY	$26.30	$447.81	NA	$12.83	16.97x	204.99%	15.10%	204.99%	NM	$0.36	1.37%	22.58%	$2,966	7.37%	7.37%	NA	0.95%	12.73%	NA	NA
LSBK	Lake Shore Bancorp, Inc.	NY	$15.15	$85.45	NA	$15.67	17.22x	96.68%	12.68%	96.68%	NM	$0.72	4.75%	81.82%	$686	13.11%	13.11%	NA	0.70%	5.62%	NA	NA
PBFS	Pioneer Bancorp, Inc.	NY	$11.33	$286.06	NA	NA	15.52x	97.51%	NA	102.12%	NM	NA	NA	NA	$1,980	15.38%	NA	NA	0.94%	6.17%	NA	NA
RBKB	Rhinebeck Bancorp, Inc.	NY	$9.98	$107.55	$0.35	$10.97	NM	91.00%	8.83%	92.83%	28.38x	NA	NA	NA	$1,256	9.70%	9.53%	NA	-0.67%	-7.31%	0.30%	3.21%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Midwest, Southeast and Southwest Thrifts

Exhibit III-3

Public Market Pricing of Southwest, Southeast and Midwest Institutions

As of February 3, 2025

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$23.60	$571.83	$1.13	$23.68	16.15x	86.14%	11.08%	94.76%	16.57x	$0.51	2.45%	61.38%	$6,191	13.47%	13.01%	0.62%	0.27%	2.15%	0.43%	3.24%
Median			$12.99	$193.42	$0.58	$17.84	15.59x	80.40%	10.04%	82.18%	14.42x	$0.37	2.49%	48.48%	$1,593	11.82%	11.12%	0.34%	0.41%	3.21%	0.47%	3.21%
Comparable Group
Averages			$17.38	$274.35	$0.41	$17.95	17.63x	88.72%	13.74%	99.37%	19.78x	$0.34	2.83%	59.21%	$1,890	15.93%	15.71%	0.37%	0.00%	0.86%	0.26%	2.37%
Medians			$12.84	$75.01	$0.39	$17.53	15.23x	76.80%	11.80%	78.44%	16.19x	$0.37	2.88%	53.33%	$737	14.30%	13.02%	0.13%	0.28%	1.23%	0.53%	2.59%
Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	$9.41	$52.12	($0.22)	$12.27	NM	76.71%	9.94%	76.71%	NM	NA	NA	NA	$565	12.96%	12.96%	NA	-0.59%	-4.65%	-0.22%	-1.72%
AFBI	Affinity Bancshares, Inc.	GA	$18.25	$117.03	$1.06	$20.14	21.99x	90.60%	13.49%	105.44%	17.27x	NA	NA	NA	$867	14.90%	13.07%	NA	0.62%	4.33%	0.79%	5.51%
CFFN	Capitol Federal Financial, Inc.	KS	$5.94	$771.13	$0.39	$7.73	15.23x	76.80%	8.27%	77.13%	15.10x	$0.34	5.72%	87.18%	$9,538	10.77%	NA	0.12%	0.53%	4.94%	0.53%	4.94%
CLST	Catalyst Bancorp, Inc.	LA	$11.63	$51.16	$0.38	$18.75	NM	62.04%	17.98%	62.04%	30.85x	NA	NA	NA	$277	28.99%	28.99%	0.64%	-1.10%	-3.79%	0.53%	1.83%
CPBI	Central Plains Bancshares, Inc.	NE	$14.78	$61.05	NA	$19.76	NM	74.80%	12.67%	NA	NM	NA	NA	NA	$482	16.93%	NA	NA	0.80%	6.11%	0.80%	6.11%
FBLA	FB Bancorp, Inc.	LA	$11.49	$227.93	NA	NA	NM	NA	NA	NA	NM	NA	NA	NA	$1,408	11.47%	11.11%	0.95%	-0.18%	-1.31%	-0.19%	-1.39%
FDSB	Fifth District Bancorp, Inc.	LA	$12.99	$72.22	NA	$23.00	NM	56.47%	13.79%	56.47%	NM	NA	NA	NA	$524	24.41%	24.41%	0.13%	NA	-1.24%	NA	0.99%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$12.70	$38.58	$1.16	$17.22	11.65x	73.77%	6.55%	79.75%	10.92x	$0.52	4.09%	47.25%	$608	8.87%	8.26%	NA	0.52%	6.32%	0.56%	6.74%
IROQ	IF Bancorp, Inc.	IL	$24.14	$77.81	NA	$22.66	25.96x	106.54%	9.14%	106.54%	NM	$0.40	1.67%	43.01%	$885	8.58%	8.58%	NA	0.33%	3.99%	NA	NA
NSTS	NSTS Bancorp, Inc.	IL	$12.10	$59.14	($0.63)	$14.87	NM	81.38%	23.78%	81.38%	NM	NA	NA	NA	$268	29.22%	29.22%	0.00%	-1.72%	-5.86%	-1.20%	-4.09%
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MI	$4.72	$246.88	$0.04	$6.38	NM	73.92%	10.13%	73.92%	NM	$0.00	0.00%	NA	$2,437	13.71%	13.71%	NA	0.09%	0.65%	0.09%	0.66%
TCBS	Texas Community Bancshares, Inc.	TX	$15.70	$45.61	$0.50	$16.81	NM	93.36%	11.03%	93.65%	31.19x	$0.16	1.02%	NA	$446	11.82%	11.79%	NA	-0.48%	-4.80%	0.33%	3.34%
TFIN	Triumph Financial, Inc.	TX	$75.96	$1,773.10	NA	$36.16	NM	210.05%	30.10%	302.33%	NM	NA	NA	NA	$5,949	14.98%	11.12%	NA	0.28%	1.81%	NA	NA
WSBF	Waterstone Financial, Inc.	WI	$13.48	$247.15	$1.01	$17.53	13.35x	76.88%	11.80%	77.02%	13.35x	$0.60	4.45%	59.41%	$2,210	15.35%	15.32%	NA	0.84%	5.49%	0.84%	5.49%
MHC
KFFB	Kentucky First Federal Bancorp	KY	$2.85	$23.03	($0.12)	$5.94	NM	47.98%	6.14%	47.98%	NM	$0.00	0.00%	NA	$375	12.80%	12.80%	0.98%	-0.47%	-3.49%	-0.27%	-1.97%
TFSL	TFS Financial Corporation	OH	$14.13	$3,932.77	$0.28	$0.00	NM	207.12%	0.00%	208.18%	NM	$1.13	8.00%	403.57%	$17,091	10.90%	10.85%	0.20%	0.47%	4.12%	0.47%	4.12%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2020-2025	2025-2030	2025	% State	Market
Institution	County	2020	2025	2030	% Change	% Change	Amount	Average	Share(1)
Affinity Bancshares, Inc.	Newton, GA	112,483	123,931	133,477	2.0%	1.5%	33,109	80.4%	19.83%
BV Financial, Inc.	Baltimore, MD	854,535	842,688	841,188	-0.3%	0.0%	48,541	90.2%	0.83%
Central Plains Bancshares, Inc.	Hall, NE	62,895	62,291	62,769	-0.2%	0.2%	34,848	83.2%	10.35%
ECB Bancorp, Inc.	Middlesex, MA	1,632,002	1,631,199	1,652,144	0.0%	0.3%	70,709	121.7%	0.89%
Home Federal Bancorp, Inc. of Louisiana	Caddo, LA	237,848	222,206	212,000	-1.4%	-0.9%	31,411	90.7%	7.17%
IF Bancorp, Inc.	Iroquois, IL	27,077	25,701	24,769	-1.0%	-0.7%	38,150	83.4%	21.47%
Magyar Bancorp, Inc.	Middlesex, NJ	863,162	866,972	880,040	0.1%	0.3%	52,172	96.0%	1.52%
PB Bankshares, Inc.	Chester, PA	534,413	557,019	580,140	0.8%	0.8%	65,968	149.0%	1.41%
Provident Bancorp, Inc.	Essex, MA	809,829	814,204	827,541	0.1%	0.3%	53,581	92.2%	2.35%
Texas Community Bancshares, Inc.	Wood, TX	44,843	50,165	55,131	2.3%	1.9%	38,162	94.0%	19.94%
	Averages:	517,909	519,638	526,920	0.2%	0.4%	46,665	98.1%	8.58%
	Medians:	386,131	389,613	396,070	0.0%	0.3%	43,352	91.5%	4.76%
Lake Shore Bancorp, Inc.	Chautauqua, NY	127,657	124,168	122,909	-0.6%	-0.2%	33,993	69.2%	15.23%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2024.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of February 3, 2025

RP® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of February 3, 2025

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/	Assets
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	9.41	5,539	52.1	10.69	6.69	9.59	-1.88	15.18	-5.90	-0.60	-0.22	12.27	12.27	101.92	564,540
AFBI	Affinity Bancshares, Inc.	SE	18.25	6,412	117.0	22.50	14.93	18.58	-1.78	12.65	4.29	0.83	1.06	20.14	17.31	135.18	866,817
AX	Axos Financial, Inc.	WE	68.93	57,098	3,935.8	88.46	44.10	72.50	-4.92	29.32	-1.32	7.44	7.67	44.17	41.76	415.24	23,709,422
BLFY	Blue Foundry Bancorp	MA	9.74	20,515	199.8	11.48	7.90	9.95	-2.11	3.51	-0.71	-0.55	-0.55	14.75	14.74	100.45	2,060,683
BYFC	Broadway Financial Corporation	WE	7.55	8,661	65.4	9.46	4.41	8.29	-8.94	20.22	10.22	0.04	0.15	14.82	11.79	150.53	1,303,711
BVFL	BV Financial, Inc.	MA	15.10	11,376	171.8	18.19	10.14	16.16	-6.56	11.11	-12.31	1.10	1.10	18.36	16.93	80.15	911,821
CFFN	Capitol Federal Financial, Inc.	MW	5.94	130,019	771.1	7.20	4.76	5.80	2.41	-4.04	0.51	0.39	0.39	7.73	NA	73.36	9,538,167
CARV	Carver Bancorp, Inc.	MA	1.69	5,110	8.6	2.39	1.26	1.83	-7.71	-2.31	-8.15	-0.82	-0.82	3.53	3.53	146.54	748,760
CLST	Catalyst Bancorp, Inc.	SW	11.63	4,399	51.2	12.10	10.78	11.82	-1.61	-2.92	-1.19	-0.78	0.38	18.75	18.75	62.90	276,697
CPBI	Central Plains Bancshares, Inc.	MW	14.78	4,131	61.1	15.50	9.91	14.79	-0.07	44.05	-1.20	NA	NA	19.76	NA	116.69	482,027
ECBK	ECB Bancorp, Inc.	NE	13.69	9,188	125.2	15.75	11.39	13.13	4.27	0.51	-7.75	0.39	0.39	18.14	18.14	147.80	1,357,954
FBLA	FB Bancorp, Inc.	SW	11.49	19,838	227.9	12.74	10.74	11.84	-2.96	-3.12	-3.61	NA	NA	NA	NA	70.96	1,407,680
FDSB	Fifth District Bancorp, Inc.	SW	12.99	5,559	72.2	14.50	9.85	12.84	1.17	26.73	2.93	NA	NA	23.00	23.00	94.22	523,821
FNWB	First Northwest Bancorp	WE	10.90	8,704	94.9	16.00	8.91	10.69	1.96	-21.81	6.86	-1.06	-0.78	17.17	17.05	259.13	2,255,486
FSEA	First Seacoast Bancorp, Inc.	NE	10.10	4,836	44.5	10.40	8.05	10.10	-0.03	15.79	0.57	-1.89	-1.59	13.94	13.90	124.45	601,779
FLG	Flagstar Financial, Inc.	MA	11.66	414,935	4,838.1	18.72	5.10	9.71	20.08	-35.65	24.97	-3.40	-2.48	18.54	17.36	241.46	100,190,000
FSBW	FS Bancorp, Inc.	WE	39.87	7,730	308.2	49.15	30.64	41.10	-2.99	15.50	-2.90	4.36	5.49	37.76	35.55	391.88	3,029,177
HONE	HarborOne Bancorp, Inc.	NE	10.52	41,314	434.6	14.00	9.16	12.31	-14.54	-2.32	-11.07	0.66	0.67	13.15	11.78	139.25	5,753,133
HIFS	Hingham Institution for Savings	NE	248.85	2,180	542.6	300.00	150.11	257.00	-3.17	41.15	-2.08	12.85	5.51	198.03	198.03	2044.61	4,457,771
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	12.70	3,051	38.6	14.08	10.60	12.70	0.00	-5.79	1.19	1.09	1.16	17.22	15.93	199.23	607,763
IROQ	IF Bancorp, Inc.	MW	24.14	3,223	77.8	24.64	14.85	23.12	4.41	42.00	3.61	0.93	NA	22.66	22.66	274.62	885,149
KRNY	Kearny Financial Corp.	MA	6.83	62,472	426.7	8.59	5.28	7.30	-6.44	-5.53	-3.53	-1.13	0.10	11.53	NA	123.76	7,731,385
MGYR	Magyar Bancorp, Inc.	MA	14.16	6,478	91.7	14.74	10.30	14.60	-3.01	24.43	-3.01	1.31	1.31	17.23	17.23	155.68	1,008,408
NECB	Northeast Community Bancorp, Inc.	MA	24.40	12,709	284.8	31.72	14.26	25.58	-4.61	45.15	-0.25	3.58	3.59	22.76	22.76	158.18	2,010,298
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	11.53	42,904	494.7	14.39	6.98	11.87	-2.86	0.26	-0.77	0.72	0.66	16.43	15.47	132.07	5,666,378
NSTS	NSTS Bancorp, Inc.	MW	12.10	4,888	59.1	12.94	9.35	11.99	0.92	25.78	2.54	-0.90	-0.63	14.87	14.87	54.92	268,439
PBBK	PB Bankshares, Inc.	MA	15.10	2,363	35.7	17.50	11.90	14.99	0.73	16.42	-1.18	0.64	0.63	18.69	18.69	191.62	452,857
PDLB	Ponce Financial Group, Inc.	MA	13.31	22,494	299.4	13.43	7.89	13.28	0.23	44.05	2.38	0.46	0.45	11.71	11.71	135.15	3,039,938
PVBC	Provident Bancorp, Inc.	NE	11.84	16,728	198.1	12.40	7.36	11.94	-0.84	14.95	3.86	0.43	0.43	12.99	12.99	95.24	1,593,170
PROV	Provident Financial Holdings, Inc.	WE	15.83	6,706	107.1	16.70	12.01	15.88	-0.31	4.49	-0.50	0.91	NA	19.18	19.18	187.15	1,254,966
PFS	Provident Financial Services, Inc.	MA	18.23	130,488	2,378.8	22.24	13.07	19.15	-4.80	13.09	-3.39	1.05	1.48	19.93	13.66	184.32	24,051,825
RVSB	Riverview Bancorp, Inc.	WE	5.60	21,135	118.4	5.89	3.30	5.64	-0.71	5.86	-2.44	0.04	NA	7.49	6.20	71.38	1,508,609
SRBK	SR Bancorp, Inc.	MA	12.44	8,707	108.3	12.76	8.94	12.18	2.13	30.95	4.45	0.06	0.64	21.41	18.45	122.26	1,064,505
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	4.72	52,305	246.9	5.97	4.40	4.78	-1.26	-10.27	-0.84	0.04	0.04	6.38	6.38	46.58	2,436,512
TCBS	Texas Community Bancshares, Inc.	SW	15.70	2,906	45.6	15.90	13.11	15.51	1.19	10.26	2.92	-0.71	0.50	16.81	16.76	153.50	446,023
TSBK	Timberland Bancorp, Inc.	WE	29.70	7,955	236.3	33.98	23.93	29.52	0.61	9.96	-2.65	3.09	3.11	31.33	29.37	240.05	1,909,480
TFIN	Triumph Financial, Inc.	SW	75.96	23,342	1,773.1	110.58	66.85	76.46	-0.65	6.90	-16.42	0.54	NA	36.16	25.13	254.86	5,948,975
TRST	TrustCo Bank Corp NY	MA	31.85	19,020	605.8	38.89	25.83	32.56	-2.18	14.53	-4.38	2.57	2.51	35.56	35.53	328.01	6,238,744
WSBF	Waterstone Financial, Inc.	MW	13.48	18,489	247.1	16.86	10.60	13.50	-0.15	8.19	0.30	1.01	1.01	17.53	17.50	119.51	2,209,608
WNEB	Western New England Bancorp, Inc.	NE	9.30	20,798	193.4	10.08	6.00	8.91	4.38	11.91	1.09	0.56	0.53	11.30	10.63	127.56	2,653,090
WSFS	WSFS Financial Corporation	MA	55.50	58,657	3,255.5	62.75	40.20	54.79	1.30	28.62	4.46	4.41	4.43	44.15	NA	354.85	20,814,303
MHCs
BSBK	Bogota Financial Corp.	MA	7.79	12,685	98.8	8.66	6.40	8.00	-2.63	-4.30	3.87	-0.18	-0.18	10.46	10.45	77.17	978,889
CFSB	CFSB Bancorp, Inc.	NE	7.70	6,376	49.1	7.97	6.34	7.75	-0.68	0.00	13.91	-0.01	-0.01	NA	NA	56.89	362,758
CLBK	Columbia Financial, Inc.	MA	14.76	104,759	1,546.2	19.28	13.79	15.39	-4.09	-15.32	-6.64	-0.11	0.17	10.31	9.17	100.00	10,475,493
GCBC	Greene County Bancorp, Inc.	MA	26.30	17,027	447.8	37.25	24.10	26.40	-0.38	4.12	-5.12	1.55	NA	12.83	12.83	174.18	2,965,771
KFFB	Kentucky First Federal Bancorp	MW	3.19	8,087	25.8	4.15	2.50	3.22	-0.93	-17.78	6.91	-0.19	-0.10	5.96	5.96	46.45	375,650
LSBK	Lake Shore Bancorp, Inc.	MA	15.15	5,640	85.4	15.98	10.30	13.40	13.06	30.60	10.24	0.88	NA	15.67	15.67	121.54	685,504
PBFS	Pioneer Bancorp, Inc.	MA	11.33	25,248	286.1	12.00	8.76	11.70	-3.16	15.49	-1.65	0.73	NA	NA	NA	78.41	1,979,730
RBKB	Rhinebeck Bancorp, Inc.	MA	9.98	10,777	107.6	10.24	7.30	9.96	0.20	12.77	3.21	-0.80	0.35	10.97	10.75	116.53	1,255,765
TFSL	TFS Financial Corporation	MW	13.48	278,524	3,754.5	15.00	11.70	13.00	3.69	1.13	7.32	0.28	0.28	NA	NA	61.24	17,057,586
Under Acquisition
ESSA	ESSA Bancorp, Inc.	MA	20.78	10,099	209.9	21.62	15.29	21.15	-1.75	11.42	6.56	1.74	1.74	23.06	21.70	217.45	2,196,099
TBNK	Territorial Bancorp Inc.	WE	8.75	8,624	75.4	11.44	6.92	9.25	-5.41	-13.19	-10.07	-0.50	-0.26	28.12	28.12	251.58	2,169,715
WMPN	William Penn Bancorporation	MA	12.30	8,442	103.8	13.87	10.80	12.62	-2.54	-0.16	2.50	-0.12	-0.10	13.49	12.93	0.00	796,428

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of February 3, 2025

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	12.96	12.96	-0.59	-4.65	-0.22	-1.72	NA	426.45	NM	76.71	9.94	76.71	NM	NA	NA	NM
AFBI	Affinity Bancshares, Inc.	SE	14.90	13.07	0.62	4.33	0.79	5.51	NA	NA	21.99	90.60	13.49	105.44	17.27	NA	NA	NM
AX	Axos Financial, Inc.	WE	10.64	10.12	1.86	18.84	1.90	19.16	1.06	107.58	9.26	156.06	16.60	165.06	8.98	NA	NA	NM
BLFY	Blue Foundry Bancorp	MA	16.12	16.11	-0.58	-3.45	-0.58	-3.45	NA	NA	NM	66.04	10.65	66.08	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	21.89	20.20	0.14	0.69	0.21	1.03	0.02	NM	188.75	50.95	5.97	64.04	50.61	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	21.44	20.10	1.32	5.77	1.32	5.77	0.46	213.05	13.73	82.22	17.63	89.18	13.74	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.77	NA	0.53	4.94	0.53	4.94	0.12	220.02	15.23	76.80	8.27	77.13	15.10	0.34	5.72	87.18
CARV	Carver Bancorp, Inc.	MA	5.32	5.32	-0.57	-10.45	-0.60	-11.02	2.29	36.45	NM	47.91	1.20	47.91	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	28.99	28.99	-1.10	-3.79	0.53	1.83	0.64	160.94	NM	62.04	17.98	62.04	30.85	NA	NA	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.93	NA	0.80	6.11	0.80	6.11	NA	NM	NA	74.80	12.67	NA	NA	NA	NA	NA
ECBK	ECB Bancorp, Inc.	NE	12.23	12.23	0.26	2.00	0.26	2.00	NA	825.87	35.10	75.46	9.23	75.46	35.10	NA	NA	NM
FBLA	FB Bancorp, Inc.	SW	11.47	11.11	-0.18	-1.31	-0.19	-1.39	0.95	52.99	NA	NA	NA	NA	NA	NA	NA	NA
FDSB	Fifth District Bancorp, Inc.	SW	24.41	24.41	NA	-1.24	NA	0.99	0.13	263.00	NA	56.47	13.79	56.47	NA	NA	NA	NA
FNWB	First Northwest Bancorp	WE	7.13	7.08	-0.43	-5.82	-0.31	-4.27	1.35	72.33	NM	63.49	4.53	63.92	NM	0.28	2.56	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.93	10.90	-1.52	-13.43	-1.29	-11.39	0.00	NM	NM	72.42	7.92	72.66	NM	NA	NA	NM
FLG	Flagstar Financial, Inc.	MA	8.18	7.73	-0.94	-12.49	-0.68	-9.00	2.62	44.78	NM	62.90	4.85	67.16	NM	0.04	0.34	NM
FSBW	FS Bancorp, Inc.	WE	9.76	9.25	1.18	12.39	1.49	15.59	NA	NA	9.14	105.59	10.31	112.15	7.26	1.12	2.77	24.77
HONE	HarborOne Bancorp, Inc.	NE	9.99	9.05	0.47	4.71	0.48	4.80	0.51	190.41	15.94	79.99	8.00	89.28	15.64	0.32	3.04	48.48
HIFS	Hingham Institution for Savings	NE	9.69	9.69	0.65	6.68	0.28	2.87	NA	NA	19.37	125.66	12.17	125.66	45.15	2.52	0.99	19.61
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	8.87	8.26	0.52	6.32	0.56	6.74	NA	NA	11.65	73.77	6.55	79.75	10.92	0.52	4.09	47.25
IROQ	IF Bancorp, Inc.	MW	8.58	8.58	0.33	3.99	NA	NA	NA	NA	25.96	106.54	9.14	106.54	NA	0.40	1.67	43.01
KRNY	Kearny Financial Corp.	MA	9.63	NA	-0.91	-9.05	0.08	0.84	0.49	117.93	NM	59.22	5.71	69.34	67.22	0.44	6.44	NM
MGYR	Magyar Bancorp, Inc.	MA	11.07	11.07	0.86	7.59	0.86	7.59	NA	NA	10.81	82.18	9.10	82.18	10.81	0.24	1.69	19.08
NECB	Northeast Community Bancorp, Inc.	MA	15.87	15.87	2.50	15.83	2.50	15.86	0.25	NM	6.82	107.19	17.01	107.19	6.80	0.60	2.42	18.16
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.44	11.80	0.52	4.30	0.48	3.93	NA	246.66	16.01	70.20	8.73	74.54	17.55	0.52	4.46	72.22
NSTS	NSTS Bancorp, Inc.	MW	29.22	29.22	-1.72	-5.86	-1.20	-4.09	0.00	NM	NM	81.38	23.78	81.38	NM	NA	NA	NM
PBBK	PB Bankshares, Inc.	MA	10.53	10.53	0.34	3.20	0.33	3.13	0.28	348.82	23.59	80.80	8.51	80.80	24.12	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	MA	16.63	16.63	0.37	2.20	0.37	2.16	NA	NA	28.93	113.70	11.33	113.70	29.39	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NE	14.50	14.50	0.46	3.21	0.46	3.21	1.31	100.96	27.53	91.14	13.22	91.14	27.53	0.00	0.00	NM
PROV	Provident Financial Holdings, Inc.	WE	10.25	10.25	0.50	4.74	NA	NA	0.20	274.94	17.40	82.52	8.46	82.52	NA	0.56	3.49	61.54
PFS	Provident Financial Services, Inc.	MA	10.82	7.67	0.57	5.07	0.80	7.15	0.34	268.43	17.36	91.45	9.89	133.49	12.31	0.96	5.27	91.43
RVSB	Riverview Bancorp, Inc.	WE	10.49	8.84	0.05	0.50	NA	NA	NA	NA	140.00	74.78	7.85	90.35	NA	0.08	1.42	300.00
SRBK	SR Bancorp, Inc.	MA	18.61	16.46	0.04	0.21	0.53	2.81	NA	NA	207.33	58.11	10.82	67.43	19.30	NA	NA	NM
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	13.71	13.71	0.09	0.65	0.09	0.66	NA	142.91	118.00	73.92	10.13	73.92	116.21	0.00	0.00	NM
TCBS	Texas Community Bancshares, Inc.	SW	11.82	11.79	-0.48	-4.80	0.33	3.34	NA	154.08	NM	93.36	11.03	93.65	31.19	0.16	1.02	NM
TSBK	Timberland Bancorp, Inc.	WE	13.05	12.34	1.30	10.29	1.31	10.36	0.16	632.56	9.61	94.81	12.37	101.11	9.55	1.00	3.37	31.72
TFIN	Triumph Financial, Inc.	SW	14.98	11.12	0.28	1.81	NA	NA	NA	NA	140.67	210.05	30.10	302.33	NA	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	10.84	10.83	0.80	7.43	0.78	7.26	0.34	267.28	12.39	89.57	9.71	89.64	12.68	1.44	4.52	56.03
WSBF	Waterstone Financial, Inc.	MW	15.35	15.32	0.84	5.49	0.84	5.49	NA	NA	13.35	76.88	11.80	77.02	13.35	0.60	4.45	59.41
WNEB	Western New England Bancorp, Inc.	NE	8.89	8.41	0.45	4.93	0.42	4.62	0.20	362.93	16.61	82.30	7.32	87.46	17.71	0.28	2.97	50.00
WSFS	WSFS Financial Corporation	MA	12.39	NA	1.26	10.43	1.27	10.44	0.61	159.83	12.59	125.71	15.63	193.69	12.53	0.60	1.08	13.61
MHCs
BSBK	Bogota Financial Corp.	MA	13.99	13.97	-0.25	-1.78	-0.25	-1.75	1.41	19.94	NM	74.48	10.42	74.57	NM	NA	NA	NM
CFSB	CFSB Bancorp, Inc.	NE	20.86	20.86	-0.01	-0.06	-0.01	-0.06	NA	NA	NM	66.88	NA	66.88	NM	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	10.31	9.28	-0.11	-1.11	0.17	1.72	0.22	276.29	NM	143.12	14.76	160.95	86.53	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	7.37	7.37	0.95	12.73	NA	NA	NA	NA	16.97	204.99	15.10	204.99	NA	0.36	1.37	22.58
KFFB	Kentucky First Federal Bancorp	MW	12.84	12.84	-0.42	-3.20	-0.22	-1.67	1.09	52.39	NM	53.49	6.87	53.49	NM	0.00	0.00	NM
LSBK	Lake Shore Bancorp, Inc.	MA	13.11	13.11	0.70	5.62	NA	NA	NA	NA	17.22	96.68	12.68	96.68	NA	0.72	4.75	81.82
PBFS	Pioneer Bancorp, Inc.	MA	15.38	NA	0.94	6.17	NA	NA	NA	NA	15.52	97.51	NA	102.12	NA	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	9.70	9.53	-0.67	-7.31	0.30	3.21	NA	NA	NM	91.00	8.83	92.83	28.38	NA	NA	NM
TFSL	TFS Financial Corporation	MW	11.22	11.17	0.48	4.23	0.48	4.23	0.21	193.31	48.14	203.15	NA	204.22	48.14	1.13	8.24	403.57
Under Acquisition
ESSA	ESSA Bancorp, Inc.	MA	10.66	10.10	0.76	7.30	0.76	7.31	NA	NA	11.94	90.11	9.61	95.75	11.92	0.60	2.89	34.48
TBNK	Territorial Bancorp Inc.	WE	11.45	11.45	-0.20	-1.71	-0.10	-0.88	NA	NA	NM	31.12	3.56	31.12	NM	0.04	0.46	NM
WMPN	William Penn Bancorporation	MA	15.59	15.05	-0.13	-0.82	-0.10	-0.63	0.30	108.11	NM	91.19	14.22	95.13	NM	0.12	0.98	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					S&P U.S.	KBW NASDAQ
				NASDAQ	BMI Banks	Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2014:	Quarter 1	16457.7	1872.3	4199.0	101.0	79.8
	Quarter 2	16826.6	1960.2	4408.2	99.0	77.4
	Quarter 3	17042.9	1972.3	4493.4	100.1	72.6
	Quarter 4	17823.1	2058.9	4736.1	105.5	79.2
2015:	Quarter 1	17776.1	2067.9	4900.9	102.0	79.9
	Quarter 2	17619.5	2063.1	4986.9	109.1	87.5
	Quarter 3	16284.7	1920.0	4620.2	100.1	81.2
	Quarter 4	17425.0	2043.9	5007.4	105.4	82.0
2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2
2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673.6	6903.4	151.0	110.9
2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4
2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6
2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6
2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0
2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1
2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15011.4	156.2	109.5
2024:	Quarter 1	39807.4	5254.4	16379.5	172.2	102.2
	Quarter 2	39118.9	5460.5	17732.6	172.5	98.6
	Quarter 3	42330.2	5762.5	18189.2	182.8	113.2
	Quarter 4	42544.2	5881.6	19310.8	203.1	120.0
As of February 3, 2025		44421.9	5994.6	19392.0	218.1	123.9

(1)	End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Price Indices as of February 3, 2025

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day’s Change	Day’s Change (%)
Banking Indexes
S&P United States BMI Banks	218.14	2/3/2025	(2.32)	(1.05)
KBW Nasdaq Bank Index	136.41	2/3/2025	(2.09)	(1.51)
KBW Nasdaq Regional Bank Index	123.89	2/3/2025	(2.62)	(2.07)
S&P 500 Bank	511.90	2/3/2025	(4.14)	(0.80)
NASDAQ Bank	4,513.00	2/3/2025	(84.76)	(1.84)
S&P 500 Commercial Banks	731.33	2/3/2025	(5.92)	(0.80)
S&P 500 Diversified Banks	967.43	2/3/2025	(6.58)	(0.68)
S&P 500 Regional Banks	110.36	2/3/2025	(2.36)	(2.09)
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	33,166.29	2/3/2025	(433.14)	(1.29)
S&P U.S. SmallCap Banks	265.06	2/3/2025	(5.59)	(2.06)
S&P U.S. MidCap Banks	628.37	2/3/2025	(13.34)	(2.08)
S&P U.S. LargeCap Banks	621.17	2/3/2025	(3.97)	(0.63)
S&P United States Between USD1 Billion and USD5 Billion Banks	772.72	2/3/2025	(15.01)	(1.91)
S&P United States Over USD5 Billion Banks	646.52	2/3/2025	(6.19)	(0.95)
S&P United States Between USD250 Million and USD1 Billion Banks	1,603.05	2/3/2025	(25.88)	(1.59)
S&P United States Under USD250 Million Banks	1,314.52	2/3/2025	(15.09)	(1.13)
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	1,040.99	2/3/2025	(8.06)	(0.77)
S&P U.S. BMI Banks - Midwest Region	724.87	2/3/2025	(14.61)	(1.98)
S&P U.S. BMI Banks - New England Region	610.51	2/3/2025	(13.30)	(2.13)
S&P U.S. BMI Banks - Southeast Region	557.23	2/3/2025	(5.46)	(0.97)
S&P U.S. BMI Banks - Southwest Region	1,388.89	2/3/2025	(27.80)	(1.96)
S&P U.S. BMI Banks - Western Region	1,696.51	2/3/2025	(19.86)	(1.16)
Broad Market Indexes
DJIA	44,421.91	2/3/2025	(122.75)	(0.28)
S&P 500	5,994.57	2/3/2025	(45.96)	(0.76)
S&P 400 Mid Cap	3,199.54	2/3/2025	(39.51)	(1.22)
S&P 500 Financials	852.26	2/3/2025	(3.65)	(0.43)
MSCI US IMI Financials	3,043.40	2/3/2025	(17.21)	(0.56)
NASDAQ	19,391.96	2/3/2025	(235.49)	(1.20)
NASDAQ Finl	6,813.02	2/3/2025	(62.54)	(0.91)
NYSE	19,870.33	2/3/2025	(128.50)	(0.64)
Russell 1000	3,295.77	2/3/2025	(25.22)	(0.76)
Russell 2000	2,258.42	2/3/2025	(29.28)	(1.28)
Russell 3000	3,433.03	2/3/2025	(27.11)	(0.78)
S&P TSX Composite	25,241.76	2/3/2025	(291.34)	(1.14)

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

*	- Intraday data is not currently available. Data is as of the previous close.
**	- Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

New York Bank and Thrift Acquisitions 2020 - Present

Exhibit IV-4

New York Bank and Thrift Acquisitions 2020-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
09/24/2024	Pending	ESL FCU	NY	Substantially All of the assets and liabilities of Generations Bank	NY	400,972	8.33	8.19	-0.66	-7.78	0.78	101.18	26.2	NA	78.44	79.92	NA	6.53	-3.26
09/09/2024	Pending	NBT Bancorp Inc.	NY	Evans Bancorp, Inc.	NY	2,257,367	7.87	7.79	0.88	11.40	1.31	99.24	236.2	42.115	131.00	132.38	12.17	10.46	3.71
09/05/2024	Pending	ConnectOne Bancorp Inc.	NJ	The First of Long Island Corporation	NY	4,209,324	8.94	8.93	0.52	5.97	0.06	NM	280.8	12.404	74.25	74.29	12.66	6.67	-3.13
08/14/2024	Pending	Gallatin Point Capital LLC	CT	Israel Discount Bank of New York	NY	12,275,707	10.15	10.15	0.41	4.19	0.67	99.32	150.0	NA	80.29	80.29	19.85	8.15	-4.68
06/28/2024	Pending	Banco BTG Pactual S.A.		M.Y. Safra Bank, FSB	NY	404,241	11.42	11.42	0.92	8.12	0.38	186.92	NA	NA	NA	NA	NA	NA	NA
01/10/2024	01/31/2025	Hudson Valley Credit Union	NY	Catskill Hudson Bancorp, Inc.	NY	554,458	4.56	NA	NA	NA	NA	NA	28.6	40.500	113.00	NA	NA	5.16	NA
08/24/2023	06/12/2024	Helios Bancorp Inc.	NY	Alpine Capital Bank	NY	214,572	27.64	27.64	2.09	8.90	1.63	33.73	NA	NA	NA	NA	NA	NA	NA
11/28/2022	10/01/2023	SNBNY Holdings Ltd.		Delta North Bankcorp, Inc.	NY	334,511	15.29	15.29	-0.06	-0.49	0.00	NA	NA	NA	NA	NA	NA	NA	NA
08/02/2021	01/06/2023	Newtek Business Services Corp	FL	National Bank of New York City	NY	203,570	17.90	17.90	0.61	3.30	1.65	81.46	20.0	595.238	54.87	54.87	20.60	9.82	NM
05/24/2022	01/01/2023	Brookline Bancorp Inc.	MA	PCSB Financial Corporation	NY	1,984,541	13.93	13.66	0.79	5.37	0.44	100.88	320.1	20.724	114.98	117.62	20.32	16.13	3.30
10/26/2022	10/26/2022	TBB Investments LLC		Berkshire Bancorp Inc.	NY	702,360	23.50	NA	NA	NA	NA	NA	13.0	12.400	108.31	NA	NA	25.45	NA
01/08/2022	10/26/2022	TBB Investments LLC		Berkshire Bancorp Inc.	NY	716,680	23.63	23.63	0.38	1.61	NA	NA	NA	NA	NA	NA	NA	NA	NA
01/06/2022	09/16/2022	Gouverneur Bancorp	NY	Citizens Bank of Cape Vincent	NY	87,204	8.34	8.34	0.33	3.66	0.61	123.11	8.4	1056.110	116.23	116.23	31.76	9.69	1.53
06/16/2021	06/01/2022	Rhodium BA Holdings LLC	NY	Sunnyside Bancorp, Inc.	NY	95,281	10.90	10.90	-0.90	-7.73	NA	50.62	14.5	20.250	154.68	154.68	NA	16.86	8.94
10/03/2021	05/13/2022	Community Bank System Inc.	NY	Elmira Savings Bank	NY	643,596	9.85	8.09	0.83	8.74	NA	98.43	82.8	23.100	129.44	160.69	15.00	12.87	6.95
09/23/2021	04/01/2022	Valley National Bancorp	NY	Bank Leumi Le-Israel Corporation	NY	8,350,814	10.54	10.48	0.79	7.13	0.61	136.50	1180.9	51.246	134.30	135.00	19.27	14.14	4.53
04/19/2021	01/31/2022	Webster Financial Corp.	CT	Sterling Bancorp	NY	29,914,282	15.44	10.12	1.03	6.83	0.74	149.16	5225.2	26.562	114.08	188.72	17.03	17.47	NA
10/16/2020	01/03/2022	First Citizens BancShares Inc.	NC	CIT Group Inc.	NY	60,865,000	9.47	9.05	-0.87	-8.15	NA	NA	2158.6	21.906	41.20	43.56	NA	3.55	-7.35
06/29/2021	12/01/2021	Valley National Bancorp	NY	The Westchester Bank Holding Corporation	NY	1,313,073	10.06	10.06	1.07	10.25	0.21	531.50	220.2	3081.836	168.98	168.98	18.05	16.77	8.66
08/27/2020	05/26/2021	Hanover Bancorp Inc.	NY	Savoy Bank	NY	596,948	7.11	7.08	1.14	11.93	0.89	190.48	63.0	6.543	148.49	149.20	13.03	10.55	16.45
07/01/2020	02/01/2021	Dime Community Bancshares Inc.	NY	Bridge Bancorp, Inc.	NY	6,150,664	8.17	6.53	0.94	9.73	0.51	137.21	498.2	14.800	NA	NA	NA	NA	NA
01/09/2020	07/07/2020	Norwood Financial Corp.	PA	UpState New York Bancorp, Inc.	NY	439,784	10.56	10.56	1.08	10.53	1.32	133.45	80.0	36.233	177.94	177.94	17.29	18.25	20.59
				Average:		6,032,498	12.44	11.79	0.57	4.67	0.74	140.82			114.15	122.29	18.09	12.27	4.33
				Median:		672,978	10.34	10.13	0.79	6.40	0.64	112.15			114.98	132.38	17.67	10.55	3.71

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Lake Shore Bancorp, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5

Lake Shore Bancorp, Inc.

Director and Senior Management Summary Resumes

Directors

Sharon E. Brautigam. Ms. Brautigam was a partner in the law firm of Brautigam & Brautigam, LLP in Fredonia, New York, from 1986 until 2016, where she concentrated her practice in the areas of real estate transactions, estates and trusts, elder law and small business formation and general advice. She was of counsel to Brautigam & Brautigam, LLP until May 2023 when she retired from the practice. During her 40 years as an attorney, Ms. Brautigam represented borrowers as their attorney in connection with residential real estate purchases and mortgage refinancing. She has also represented a number of clients in connection with commercial mortgage financing and provided ongoing advice and counsel to numerous local small business owners. She has the legal training and skills to analyze and help ensure compliance with the various laws and regulations to which we are subject. The board of directors believes that Ms. Brautigam’s legal expertise makes her qualified to serve as a director.

Michelle M. DeBergalis. Ms. DeBergalis is Chairperson & CEO of American Realty Group, Inc., a full-service commercial real estate corporation which provides real estate advisory services including acquisition, disposition and leasing of commercial properties. Ms. DeBergalis served as President of American Realty Group, Inc. from 2006 to 2022. Ms. DeBergalis is also the Director of Administrative Services for the University of Buffalo Educational Opportunity Center, a position she has held since February 2022. She oversees the business operational areas of finance, human resources, information technology, facilities, procurement, marketing, and communications for the Center. She also held the position of Chief Operating Officer at McGuire Development Company, LLC from 2013 to 2019. Her experience during the past five years includes strategic planning, financial, operational, real estate, marketing, human resources, branding, corporate growth and business development initiatives. The board of directors believes that Ms. DeBergalis’s public and private sector experience along with her commercial real estate, economic development and entrepreneurial expertise makes her qualified to serve as a director.

Kim C. Liddell. Mr. Liddell became President, Chief Executive Officer and a director of Lake Shore, MHC, Lake Shore Federal Bancorp and Lake Shore Savings Bank in April 2023. Previously, Mr. Liddell served as Chairman and Director of BV Financial, Inc. and Bay Vanguard Bank, headquartered in Baltimore, Maryland, from 2020 to 2022 and Director until 2023. Mr. Liddell sat on the board of directors of the Federal Home Loan Bank of Atlanta from 2015 to 2023, where he served during his tenure as the Chairman of the Finance Committee, and member of the Credit and Member Services and Housing Committees. Additionally, Mr. Liddell serviced as Chairman, President, and Chief Executive Officer of 1880 Bank and Delmarva Bancshares, Inc. from 2010 until its sale in 2020. The board of directors believes that Mr. Liddell’s experience in banking and management makes him qualified to serve as a director.

John P. McGrath. Mr. McGrath retired as the Assistant Treasurer of Moog, Inc., a worldwide designer, manufacturer and systems integrator of high performance precision motion and fluid controls and controls systems for a broad range of applications in aerospace and defense and industrial markets in December 2019. He held this position since 2008. Additionally, Mr. McGrath has nearly 30 years of experience in the banking industry, serving as a branch assistant manager, a branch operations manager and serving in the Treasury departments of Greater Buffalo Savings Bank, First Niagara Financial Group, and Empire of America. Mr. McGrath has extensive experience in securities portfolio management, wholesale funding, asset and liability management, liquidity management and cash flow forecasting. The board of directors believes Mr. McGrath’s experience in treasury management and banking makes him qualified to serve as a director.

Exhibit IV-5 (continued)

Lake Shore Bancorp, Inc.

Director and Senior Management Summary Resumes

Directors

Jack L. Mehltretter. Mr. Mehltretter retired from his position as Vice President of Information Technology for Gibraltar Industries, a leading manufacturer and distributer of building products for the industrial, infrastructure and residential markets, in 2022. He had held this position since January 2017. During 2016, Mr. Mehltretter intermittently provided consulting services as a principal to Nextgen Technology Advisors LLC, a consulting firm established in Hamburg, New York, that focuses on creating business value from information technology. He was formerly the Global Vice President of Information Technology for New Era Cap Co., an international headwear and apparel company with operations in over 20 regional locations serving global markets, a position he held from 2007 to 2016. Mr. Mehltretter has acquired significant business management, strategic planning, and global relationship skills while holding several technology leadership roles during his 34 years of business experience. His international business experience includes doing business in more than 15 different countries. The board of directors believes that Mr. Mehltretter’s experience in information technology, strategic planning and business management makes him qualified to serve as a director.

Ronald J. Passafaro. Mr. Passafaro is currently a Director of ThermoLift Solutions, LLC, a Novi, Michigan headquartered startup dedicated to the development and commercialization of thermally driven heat pumps for HVAC markets, which he joined in June 2023. Mr. Passafaro retired in 2021 as the President, CEO and Chairman of the Board of ECR International, a division of BDR Thermea Group, a position he held since 2015. BDR Thermea, headquartered in the Netherlands, is a global leader providing innovative heating and hot water systems and services for residential and commercial applications marketed in over 100 countries. Mr. Passafaro has 30 years of experience in the HVAC industry and has significant experience and success in growing sales and developing innovative marketing campaigns, including brand development and management. He has created, developed and led multiple joint ventures, supplier relationships, contract manufacturing agreements and branding relationships. He has led or participated in multiple domestic and international mergers, acquisitions, divestitures and joint ventures. Mr. Passafaro also has experience in developing and adopting performance standards in conjunction with relationships developed with applicable federal and state regulators, including the United States Department of Energy, United States Environmental Protection Agency and the New York State Energy Research and Development Agency. The board of directors believes that Mr. Passafaro’s experience in strategic planning, business management, credit workout, stockholder valuation, joint ventures, mergers and acquisitions and development of regulatory requirements for the HVAC industry makes him qualified to serve as a director.

Kevin M. Sanvidge. Mr. Sanvidge has been the Chairman of the board of directors for Lake Shore, MHC, Lake Shore Federal Bancorp and Lake Shore Savings Bank since May 2020. He previously served as the Vice Chairman of the Board beginning in 2018. Mr. Sanvidge is retired from his position as Chief Executive Officer and Administrative Director of the Chautauqua County Industrial Development Agency (“IDA”), a position he held from June 2014 until December 2017. He was previously the Executive Vice President of Administration and Supply Chain at Cliffstar Corporation in Dunkirk, New York, a private label juice and beverage manufacturer, a position he held from 2006 until 2012. Mr. Sanvidge began his tenure at Cliffstar Corporation in 1999 as Vice President of Human Resources and was promoted to Senior Vice President of Human Resources and Administration in 2003. As Chief Executive Officer and Administrative Director of the Chautauqua County IDA, Mr. Sanvidge was responsible for facilitating development within Chautauqua County by attracting new businesses while promoting the retention and expansion of existing business, with assistance in the form of tax abatements, low interest loans or bond financing to enhance opportunities for job creation and retention. The board of directors believes that Mr. Sanvidge’s business and finance experience makes him qualified to serve as a director.

Exhibit IV-5 (continued)

Lake Shore Bancorp, Inc.

Director and Senior Management Summary Resumes

Directors

Ann M. Segarra. Ms. Segarra joined the board of directors for Lake Shore, MHC, Lake Shore Federal Bancorp and Lake Shore Savings Bank in October 2023. Since May 2019, Ms. Segarra has been a Unit Business Officer, College of Arts and Sciences for the University At Buffalo acting as a strategic partner and administrator. She is a member of the Dean’s Senior Leadership Team and works directly with Central Administration Finance leadership. Ms. Segarra brings more than 35 years of financial services experience to the board of directors, including 28 years at Key Bank (as well as predecessor First Niagara Bank and its related subsidiaries), where she worked in various roles including Director of Internal Audit; Vice President of Finance and Investor Relations; Senior Vice President and Corporate Controller; Senior Vice President of Corporate Finance; Senior Vice President and Business Unit CFO of Tech Governance and Financial Performance; and Senior Vice President—Merger and Integration Director. She is an inactive Certified Public Accountant and is a past member of both the American Institute of CPAs and the New York State Society of CPAs. Ms. Segarra is the “financial expert” on the Audit committee. The board of directors believes that Ms. Segarra’s experience in financial reporting and analysis, internal control, audit, and finance makes her qualified to serve as a director.

Executive Officers Who are Not Directors

Taylor M. Gilden is the Chief Financial Officer and Treasurer of Lake Shore, MHC, Lake Shore Federal Bancorp and Lake Shore Savings Bank. He was appointed Chief Financial Officer and Treasurer in August 2023 after serving as the Chief Strategy Officer since June 2023. Mr. Gilden served as Senior Vice President and Controller of FVCbank in Fairfax, Virginia from July 2022 until May 2023. He was formerly the Vice President of Finance at BayVanguard Bank, Baltimore, Maryland (and predecessor 1880 Bank) from 2018 until 2022. Mr. Gilden worked for Deloitte and Touche LLP’s Audit and Assurance practice from 2013 to 2018 with a focus in the financial services industry. He graduated from American University with a Bachelor of Science in Accounting and Master of Science in Finance.

Jeffrey M. Werdein is the Executive Vice President for the Commercial Division of Lake Shore Federal Bancorp and Lake Shore Savings Bank. He was appointed Executive Vice President in August 2014 after serving as the Senior Vice President responsible for business development in the commercial real estate and small/middle business segments at Evans Bank since 1999. Mr. Werdein served as Interim Principal Executive Officer of Lake Shore Federal Bancorp from March 2023 until April 2023. Mr. Werdein has over 30 years of commercial banking experience, including prior positions with Citibank and Chase Manhattan Bank. Mr. Werdein has a Bachelor of Science degree and a Masters of Business Administration degree with a focus in Business and Financial Institutions and Markets from the State University of New York at Buffalo. Mr. Werdein is a graduate of the American Bankers Association Stonier National Graduate School of Banking.

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT IV-6

Lake Shore Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Lake Shore Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

	Lake Shore Savings Bank Historical at December 31, 2024		Lake Shore Bank Pro Forma at December 31, 2024 Based Upon the Sale in the Stock Offering of:
			4,250,000 Shares		5,000,000 Shares		5,750,000 Shares		6,612,500 Shares(1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$87,280	12.74%	$102,365	14.51%	$105,168	14.83%	$107,972	15.15%	$111,196	15.51%

Tier 1 leverage capital (2)	$97,244	13.83%	$112,329	15.53%	$115,132	15.84%	$117,936	16.14%	$121,160	16.49%
Tier 1 leverage requirement	35,150	5.00	36,160	5.00	36,345	5.00	36,530	5.00	36,743	5.00

Excess	$62,094	8.83%	$76,169	10.53%	$78,787	10.84%	$81,406	11.14%	$84,417	11.49%

Reconciliation of capital infused into Lake Shore Bank:
Net proceeds			$20,185		$23,888		$27,592		$31,851
Less: Common stock acquired by stock-based benefit plan			(1,700)		(2,000)		(2,300)		(2,645)
Less: Common stock acquired by employee stock ownership plan			(3,400)		(4,000)		(4,600)		(5,290)

Pro forma increase			$15,085		$17,888		$20,692		$23,916

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets.

Source: Lake Shore Bancorp’s prospectus.

EXHIBIT IV-7

Lake Shore Bancorp, Inc.

Pro Forma Analysis Sheet

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

Lake Shore Bancorp, Inc.

Prices as of February 3, 2025

			Subject		Peer Group				New York				All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	14.37	x	19.32	x	21.99	x	16.05	x	12.39	x	16.15	x	15.59	x
Price-core earnings multiple	=	P/CE	14.50	x	19.37	x	17.27	x	16.29	x	12.68	x	16.57	x	14.42	x
Price-book ratio	=	P/B	59.70%		85.09%		82.20%		84.25%		89.57%		86.14%		80.40%
Price-tangible book ratio	=	P/TB	59.70%		87.89%		85.68%		85,12%		89.64%		94.76%		82.18%
Price-assets ratio	=	P/A	10.82%		11.06%		10.13%		8.82%		9.71%		11.08%		10.04%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$4,938,958	(12 Mths 12/24(2)	ESOP Stock (% of Offering + Foundation) (E)	8.00%
Pre-Conversion Core Earnings (YC)	$4,890,958	(12 Mths 12/24(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$90,098,000	(2)	ESOP Amortization (T)	25.00	Years
Pre-Conv. Tang. Book Value (B)	$90,098,000	(2)	Stock Program (% of Offering + Foundation (M)	4.00%
Pre-Conversion Assets (A)	$685,734,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	4.38%		Fixed Expenses	$1,616,000
Tax rate (TAX)	21.00%		Variable Expenses (Blended Commission %)	1.22%
After Tax Reinvest. Rate (R)	3.46%		Percentage Sold (PCT)	63.5198%
Est. Conversion Expenses (1)(X)	4.45%		MHC Assets	$230,000
Insider Purchases	$1,000,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	53.20%
Foundation Cash Contribution (FC)	$—		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$—		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$—

Calculation of Pro Forma Value After Conversion
1. V=	P/E * (Y - FC * R)	V=	$78,715,570
	1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))
2. V=	P/Core E * (YC)	V=	$78,715,570
	1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))
3. V=	P/B * (B-FC+FT)	V=	$78,715,570
	1 - P/B * PCT * (1-X-E-M)
4. V=	P/TB * (B-FC+FT)	V=	$78,715,570
	1 - P/TB * PCT * (1-X-E-M)
5. V=	P/A * (A-FC+FT)	V=	$78,715,570
	1 - P/A * PCT * (1-X-E-M)

Shares

Conclusion	2nd Step Offering Shares	2nd Step Exchange Shares	Full Conversion Shares	Plus: Foundation Shares	Total Market Capitalization Shares	Exchange Ratio
Super Maximum	6,612,500	3,797,635	10,410,135	0	10,410,135	1.8098
Maximum	5,750,000	3,302,290	9,052,290	0	9,052,290	1.5738
Midpoint	5,000,000	2,871,557	7,871,557	0	7,871,557	1.3685
Minimum	4,250,000	2,440,823	6,690,823	0	6,690,823	1.1632

Market Value

Conclusion	2nd Step Offering Value	2nd Step Exchange Shares Value	Full Conversion $ Value	Foundation $ Value	Total Market Capitalization $ Value
Super Maximum	$66,125,000	$37,976,350	$104,101,350	$0	$104,101,350
Maximum	$57,500,000	$33,022,900	$90,522,900	0	$90,522,900
Midpoint	$50,000,000	$28,715,570	$78,715,570	0	$78,715,570
Minimum	$42,500,000	$24,408,230	$66,908,230	0	$66,908,230

(1)	Estimated offering expenses at midpoint of the offering.
(2)	Adjusted to reflect consolidation and reinvesment of $230,000 of MHC net assets.

EXHIBIT IV-8

Lake Shore Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Lake Shore Bancorp, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$66,908,230
	Exchange Ratio	1.16321
	2nd Step Offering Proceeds	$42,500,000
	Less: Estimated Offering Expenses	2,130,350

	2nd Step Net Conversion Proceeds	$40,369,650
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$40,369,650
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(3,400,000)
	Less: RRP Stock Purchases (2)	(1,700,000)

	Net Cash Proceeds	$35,269,650
	Estimated after-tax net incremental rate of return	3.46%

	Earnings Increase	$1,220,400
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(61,440)
	Less: RRP Vesting (3)	(268,600)
	Less: Option Plan Vesting (4)	(428,460)

	Net Earnings Increase	$461,901

3.	Pro Forma Earnings	Before Conversion(5)	Net Earnings Increase	After Conversion
	12 Months ended December 31, 2024 (reported)	$4,938,958	$461,901	$5,400,859
	12 Months ended December 31, 2024 (core)	$4,890,958	$461,901	$5,352,859

4.	Pro Forma Net Worth	Before Conversion(5)	Net Cash Proceeds	Tax Benefit and Other	After Conversion
	December 31, 2024	$90,098,000	$35,269,650	$0	$125,367,650
	December 31, 2024 (Tangible)	$90,098,000	$35,269,650	$0	$125,367,650

5.	Pro Forma Assets	Before Conversion(5)	Net Cash Proceeds	Tax Benefit and Other	After Conversion
	December 31, 2024	$685,734,000	$35,269,650	$0	$721,003,650

(1)	Includes ESOP purchases of 8.0% of the second step offering.

(2)	Includes RRP purchases of 4.0% of the second step offering.

(3)	ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at: 21.00%

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Lake Shore Bancorp, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$78,715,570
	Exchange Ratio	1.36848
	2nd Step Offering Proceeds	$50,000,000
	Less: Estimated Offering Expenses	2,223,500

	2nd Step Net Conversion Proceeds	$47,776,500
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$47,776,500
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(4,000,000)
	Less: RRP Stock Purchases (2)	(2,000,000)

	Net Cash Proceeds	$41,776,500
	Estimated after-tax net incremental rate of return	3.46%

	Earnings Increase	$1,445,550
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(86,400)
	Less: RRP Vesting (3)	(316,000)
	Less: Option Plan Vesting (4)	(504,070)

	Net Earnings Increase	$539,080

3.	Pro Forma Earnings	Before Conversion(5)	Net Earnings Increase	After Conversion
	12 Months ended December 31, 2024 (reported)	$4,938,958	$539,080	$5,478,039
	12 Months ended December 31, 2024 (core)	$4,890,958	$539,080	$5,430,039

4.	Pro Forma Net Worth	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2024	$90,098,000	$41,776,500	$0	$131,874,500
	December 31, 2024 (Tangible)	$90,098,000	$41,776,500	$0	$131,874,500

5.	Pro Forma Assets	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2024	$685,734,000	$41,776,500	$0	$727,510,500

(1)	Includes ESOP purchases of 8.0% of the second step offering.

(2)	Includes RRP purchases of 4.0% of the second step offering.

(3)	ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at: 21.00%

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Lake Shore Bancorp, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$90,522,900
	Exchange Ratio	1.57375
	2nd Step Offering Proceeds	$57,500,000
	Less: Estimated Offering Expenses	2,316,650

	2nd Step Net Conversion Proceeds	$55,183,350
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$55,183,350
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(4,600,000)
	Less: RRP Stock Purchases (2)	(2,300,000)

	Net Cash Proceeds	$48,283,350
	Estimated after-tax net incremental rate of return	3.46%

	Earnings Increase	$1,670,700
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(111,360)
	Less: RRP Vesting (3)	(363,400)
	Less: Option Plan Vesting (4)	(579,681)

	Net Earnings Increase	$616,260

3.	Pro Forma Earnings	Before Conversion(5)	Net Earnings Increase	After Conversion
	12 Months ended December 31, 2024 (reported)	$4,938,958	$616,260	$5,555,218
	12 Months ended December 31, 2024 (core)	$4,890,958	$616,260	$5,507,218

4.	Pro Forma Net Worth	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2024	$90,098,000	$48,283,350	$0	$138,381,350
	December 31, 2024 (Tangible)	$90,098,000	$48,283,350	$0	$138,381,350

5.	Pro Forma Assets	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2024	$685,734,000	$48,283,350	$0	$734,017,350

(1)	Includes ESOP purchases of 8.0% of the second step offering.

(2)	Includes RRP purchases of 4.0% of the second step offering.

(3)	ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at: 21.00%

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Lake Shore Bancorp, Inc.

At the Super Maximum Value

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$104,101,350
	Exchange Ratio	1.80982
	2nd Step Offering Proceeds	$66,125,000
	Less: Estimated Offering Expenses	2,423,773

	2nd Step Net Conversion Proceeds	$63,701,228
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$63,701,228
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(5,290,000)
	Less: RRP Stock Purchases (2)	(2,645,000)

	Net Cash Proceeds	$55,766,228
	Estimated after-tax net incremental rate of return	3.46%

	Earnings Increase	$1,929,623
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(132,164)
	Less: RRP Vesting (3)	(417,910)
	Less: Option Plan Vesting (4)	(666,633)

	Net Earnings Increase	$712,916

3.	Pro Forma Earnings	Before Conversion(5)	Net Earnings Decrease	After Conversion
	12 Months ended December 31, 2024 (reported)	$4,938,958	$712,916	$5,651,875
	12 Months ended December 31, 2024 (core)	$4,890,958	$712,916	$5,603,875

4.	Pro Forma Net Worth	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2024	$90,098,000	$55,766,228	$0	$145,864,228
	December 31, 2024 (Tangible)	$90,098,000	$55,766,228	$0	$145,864,228

5.	Pro Forma Assets	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2024	$685,734,000	$55,766,228	$0	$741,500,228

(1)	Includes ESOP purchases of 8.0% of the second step offering.

(2)	Includes RRP purchases of 4.0% of the second step offering.

(3)	ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at: 21.00%

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT IV-9

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit IV-9

Lake Shore Bancorp, Inc.

Calculation of Minority Ownership Dilution in a Second-Step Offering

Stock Ownership Data as of December 31, 2024

Financial Data as of December 31, 2024

Reflects Pro Forma Market Value as of February 3, 2025

Key Input Assumptions
Mid-Tier Stockholders’ Equity	$89,868,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	36.5871%	(PCT)
Pro Forma Market Value	$78,715,570	(VALUE)
Market Value of Net MHC Assets (Other than Stock in Mid-Tier)	$230,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)
		(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK
	=	36.5871%
		(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE
	=	36.4802%	(rounded)

Current Ownership
MHC Shares	3,636,875	63.41%
Public Shares	2,098,351	36.59%

Total Shares	5,735,226	100.00%

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (44)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (40)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (41)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (37)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (37)	(703) 647-6549	joren@rpfinancial.com

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Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com